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G&K SERVICES, INC.

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G&K SERVICES, INC. 5995 Opus Parkway Minnetonka, Minnesota 55343 Notice of Annual Meeting of Shareholders, Thursday, November 13, 2008
To the Shareholders of G&K Services, Inc.:
Please take notice that the Annual Meeting of Shareholders of G&K Services, Inc. will be held, pursuant to due call by our Board of Directors, at the Marquette Hotel, 710 Marquette Avenue, Universe Meeting Room, 50th Floor, IDS Building, Minneapolis, Minnesota, on Thursday, November 13, 2008, at 10:00 a.m. Central Standard Time, or at any adjournment or adjournments or postponements thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	To elect the three “Class I” directors named in the attached proxy statement to serve for terms of three years;

2.	To ratify the appointment of Ernst & Young LLP, Independent Registered Public Accounting Firm, as our independent auditors for fiscal 2009; and

3.	To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Pursuant to action of the Board of Directors, shareholders of record on September 19, 2008 will be entitled to vote at the meeting or any adjournments or postponements thereof.

A proxy for the meeting is enclosed. You are requested to complete and sign the proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope.

By Order of the Board of Directors
G&K Services, Inc.

Jeffrey L. Cotter
Vice President, General Counsel and Corporate Secretary

October 1, 2008

Proxy Statement of G&K Services, Inc.

Annual Meeting of Shareholders to be Held Thursday, November 13, 2008

Voting by Proxy and Revocation of Proxies

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of G&K Services, Inc. to be used at the annual meeting of our shareholders to be held on Thursday, November 13, 2008, at 10:00 a.m. Central Standard Time, at the Marquette Hotel, 710 Marquette Avenue, Universe Meeting Room, 50th Floor, IDS Building, Minneapolis, Minnesota, or at any adjournment or adjournments or postponements thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	To elect the three “Class I” directors named in this proxy statement to serve for terms of three years;

2.	To ratify the appointment of Ernst & Young LLP, Independent Registered Public Accounting Firm, as our independent auditors for fiscal 2009; and

3.	To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

The approximate date on which this proxy statement and the accompanying proxy were first sent or given to shareholders was October 10, 2008.

Each shareholder who signs and returns a proxy in the form enclosed with this proxy statement may revoke the same at any time prior to its use and prior to the annual meeting by giving notice of such revocation to the company in writing, in open meeting or by executing and delivering a new proxy to our Corporate Secretary. Unless so revoked, the shares represented by each proxy will be voted at the annual meeting and at any adjournments or postponements thereof. Mere presence at the annual meeting by a shareholder who has signed a proxy does not, alone, revoke that proxy; revocation must be announced by the shareholder at the time of the meeting. All shares which are entitled to vote and are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting and any adjournments or postponements thereof.

Voting Procedures

The company has one class of voting securities outstanding: Class A Common Stock, $0.50 par value per share, of which 18,965,808 shares were outstanding as of the close of business on September 19, 2008, the record date for the annual meeting. Each share of Class A Common Stock is entitled to one vote on each matter put to a vote of shareholders. Our Class A Common Stock is referred to in this proxy statement as common stock. Only shareholders of record at the close of business on the record date for the annual meeting will be entitled to vote at the annual meeting or any adjournments or postponements thereof. A quorum, consisting of the holders of a majority of the stock issued and outstanding and entitled to vote at the annual meeting, and the presence of such shareholders, is requisite for the transaction of business at the annual meeting. Such quorum must be present, either in person or represented by proxy, for the transaction of business at the annual meeting, except as otherwise required by law, our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws.

All shares entitled to vote and represented by properly executed proxies received prior to the annual meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by our Board of Directors.

A plurality of votes cast is required for the election of each director in Proposal No. 1. Each other proposal requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business, or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting.

A shareholder who abstains with respect to any proposal is considered to be present and entitled to vote on that proposal, and is effectively casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any proposal shall not be considered present and entitled to vote on that proposal.

The Board of Directors unanimously recommends that you vote “FOR” the election of each director nominee named in this proxy statement and “FOR” the ratification of Ernst & Young LLP’s appointment as our independent accountant for fiscal 2009.

PROPOSAL NUMBER 1:

Election of Class I Directors

Pursuant to our articles of incorporation, our management and business affairs are vested in a Board of Directors comprised of not less than three and not more than 12 directors, and our bylaws state that the number of directors is established by resolution of the Board of Directors. Presently, our Board of Directors consists of nine directors. Pursuant to our articles of incorporation, the directors are divided into three classes, designated as Class I, Class II and Class III, respectively, and are elected to serve for staggered three-year terms of office that expire in successive years. The current terms of office for the directors in Class I, Class II and Class III expire, respectively, at the 2008, 2009 and 2010 annual shareholders’ meetings.

Ms. Crump-Caine and Messrs. Doyle and Pippin, each of whom currently serves as a Class I director, have been nominated by the Board of Directors to serve as our Class I directors for a three-year term commencing immediately following the annual meeting and expiring at our 2011 annual shareholders’ meeting, or until his or her successor is elected and qualified. If elected, each nominee has consented to serve as a Class I director.

Set forth below is information regarding the three individuals nominated for election to our Board of Directors as Class I directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date of this proxy statement.

Name (and Age) of	Principal Occupation, Past Five Years	Director
Director/Nominee	Business Experience and Directorships in Public Companies	Since
Class I Nominees:
Lynn Crump-Caine (52)	Ms. Crump-Caine was appointed to the Company’s Board of Directors on May 20, 2008 to complete Mr. Michael G. Allen’s term. Mr. Allen, a former director, retired from the Board when he reached our mandatory retirement age. Ms. Crump-Caine serves as a member of our audit committee. Ms. Crump-Caine founded Outsidein Consulting and she currently serves as its Chief Executive Officer. Between 1974 and her retirement in 2004, Ms. Crump-Caine served in various executive capacities with the McDonald’s Corporation, including as its Executive Vice President, Worldwide Operations and Restaurant Systems, from 2002 to 2004, its Executive Vice President, U.S. Restaurant Systems, from 2000 to 2002, and its Senior Vice President, U.S. Operations, from 1998 to 2000. Ms. Crump-Caine serves on the board of Krispy Kreme Doughnuts, Inc., where she serves on the board’s compensation and governance committees.	2008

J. Patrick Doyle (45)	Mr. Doyle is a director of the company and serves as a member of the Compensation Committee of our Board of Directors. Mr. Doyle currently serves as President, Domino’s Pizza U.S.A. Mr. Doyle previously served as Executive Vice President of Team U.S.A. for Domino’s Pizza, Inc., a position he held since October 2004. Mr. Doyle served as Domino’s Executive Vice President of International from May 1999 to October 2004, as Domino’s interim Executive Vice President, Build the Brand, from December 2000 to July 2001 and as Domino’s Senior Vice President of Marketing from the time he joined Domino’s in 1997 until May 1999. Prior to joining Domino’s, Mr. Doyle served as Vice President and General Manager for the U.S. baby food business of Gerber Products Company.	2005

M. Lenny Pippin (61)	Mr. Pippin is the Presiding Director of the company, and serves as the chair of the Corporate Governance Committee of our Board of Directors. Mr. Pippin served as President and Chief Executive Officer of The Schwan Food Company, a branded frozen-food company, from November 1999 until February 2008. Mr. Pippin is currently a business consultant. Prior to joining Schwan’s, Mr. Pippin served as President and Chief Executive Officer of Lykes Brothers, Inc., a privately held corporation with operating divisions in the food, agriculture, transportation, energy and insurance industries.	2001

Directors and Executive Officers of the Company

Set forth below is information regarding our executive officers and the balance of our directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date of this proxy statement.

				Director
Name	Age	Title	Since	Term Expires
Richard L. Marcantonio	58	Chairman of the Board and Chief Executive Officer and Director (Class II)	2002	2009
Jeffrey L. Wright	46	Senior Vice President and Chief Financial Officer	1999	—
Robert G. Wood	60	President, G&K Services Canada, Inc.	1998	—
David M. Miller	52	President, U.S. Rental Operations (departed October 22, 2008)	2005	—
Douglas A. Milroy	49	President, Direct Purchase and Business Development	2006	—
Thomas J. Dietz	44	Vice President and Controller	2006	—
Jeffrey L. Cotter	41	Vice President, General Counsel and Corporate Secretary	2008	—
Paul Baszucki	68	Director (Class II)	1994	2009
John S. Bronson	60	Director (Class III)	2004	2010
Lynn Crump-Caine	52	Director (Class I)	2008	2008
J. Patrick Doyle	45	Director (Class I)	2005	2008
Wayne M. Fortun	59	Director (Class III)	1994	2010
Ernest J. Mrozek	55	Director (Class III)	2005	2010
M. Lenny Pippin	61	Presiding Director (Class I)	2001	2008
Alice M. Richter	55	Director (Class II)	2003	2009

Richard L. Marcantonio – Mr. Marcantonio has served as our Chairman of the Board and Chief Executive Officer (Chairman and CEO) since November 10, 2005. Prior thereto, Mr. Marcantonio was our President and Chief Executive Officer since January 1, 2004, and our President and Chief Operating Officer since July 15, 2002. Mr. Marcantonio has served as a director of the company since November 6, 2003. Prior to joining the company, Mr. Marcantonio served as President of the Industrial and Service Sectors at Ecolab, Inc., a leading global developer and marketer of cleaning and maintenance products, from March 2002 until July 15, 2002. Mr. Marcantonio served as Senior and/or Executive Vice President of Ecolab’s industrial group from March 1997 until December 2000, and served as Executive Vice President of Ecolab’s Industrial and Service Sectors from January 2001 until March 2002. Prior to his employment at Ecolab, Mr. Marcantonio served in senior management, sales and marketing positions at Keebler Company, a subsidiary of United Biscuits (Holdings) plc. Mr. Marcantonio also served as President and Chief Executive Officer of Specialty Brands, another subsidiary of United Biscuits (Holdings) plc. Mr. Marcantonio serves as a director and member of the Audit Committee of the H.B. Fuller Company, a worldwide manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals.

Jeffrey L. Wright – Mr. Wright has served as our Senior Vice President since January 2004 and as our Chief Financial Officer since 1999. Mr. Wright was our Secretary from February 1999 until May 2004, and served as our Treasurer from February 1999 until November 2001. Mr. Wright was employed with BMC Industries, Inc. from 1996 until the time he joined the company, serving as its Controller from 1996 to 1998 and its Treasurer from 1998 to 1999. From 1993 to 1996, Mr. Wright was Treasurer for Employee Benefit Plans, Inc. From 1984 to 1993, Mr. Wright was employed with Arthur Andersen & Co.

Robert G. Wood – Mr. Wood has served as President of G&K Services Canada, Inc. and affiliated entities since 1998, and as one of our Regional Vice Presidents between 1997 and 1998. Mr. Wood joined the company in 1995 as a General Manager and served as an Executive Vice President of the company from May 2000 until July 2002. Prior to joining the company, Mr. Wood was Vice President of Marketing and Director of Sales with Livingston International, Inc., where he spent 23 years in a variety of operating, sales, service and marketing positions.

David M. Miller – Mr. Miller has served as our President of U.S. Rental Operations since December 2005. Prior to joining the company, between July 2002 and December 2005, Mr. Miller held various positions with Strategic Equipment and Supply Corp., a provider of foodservice equipment and supplies, including its Corporate Executive Vice President Operations, its President – Northern Region and, most recently, its Chief Operating Officer. Prior to joining Strategic Equipment and Supply, between March 1993 and June 2002, Mr. Miller held various positions with LSG/Sky Chefs, including its Vice President Marketing and its Managing Director. As announced, Mr. Miller left the company on October 22, 2008.

Douglas A. Milroy – Mr. Milroy has served as our President, Direct Purchase and Business Development since November 2006. Mr. Milroy joined us with more than 20 years of global leadership experience in business to business organizations. Most recently, since 2004, Mr. Milroy was managing director of The Milroy Group, a firm focused on the acquisition and management of industrial companies in partnership with other investors. Prior to that, between 2000 and 2004, Mr. Milroy was the Vice President and General Manager – Food and Beverage North America and Water Care for Ecolab, Inc. Mr. Milroy has also held senior positions with FMC Corporation and McKinsey & Company. Mr. Milroy holds a Bachelor of Mechanical Engineering degree from the University of Minnesota (1982) and an M.B.A. from the Harvard Business School (1986).

Thomas J. Dietz – Mr. Dietz has served as the company’s Vice President and Controller since July 2006. Mr. Dietz, who also served as the company’s Director of Financial Planning and Analysis between December 2004 and July 2006, has over 20 years of financial reporting and related experience. Prior to joining the company, between 1995 and 2004, Mr. Dietz was employed in various capacities with The St. Paul Companies, which is now known as The Travelers Companies, Inc., including most recently as its Assistant Vice President of Financial Planning and Analysis.

Jeffrey L. Cotter – Mr. Cotter has served as the company’s Vice President, General Counsel and Corporate Secretary since June 2008. Mr. Cotter joined the company as Senior Corporate Counsel in February 2006, and was promoted to our Director of Legal Services and Corporate Secretary in September 2007. Prior to joining the company, Mr. Cotter was a shareholder in the law firm of Leonard, Street and Deinard Professional Association, where he specialized in securities law, as well as in mergers, acquisitions and related transactions. Prior to being a shareholder in Leonard, Street and Deinard Professional Association, Mr. Cotter was an associate at the firm (1997-1999; 2001-2003), as well as Assistant General Counsel of Stockwalk.com, Inc. (1999-2001) and an associate in the law firm of Briggs & Morgan, P.A.

Paul Baszucki – Mr. Baszucki is a director of the company, and serves as a member of the Corporate Governance Committee of our Board of Directors. Mr. Baszucki served as a director and Chair of the Board of Directors of Norstan, Inc., from May 1997 until December 2004, and as its Chief Executive Officer from 1986 until May 1997, and again from December 1999 to October 2000. Mr. Baszucki also serves as a director and member of the Audit Committee of WSI Industries, Inc., a precision contract machining company primarily servicing the energy aerospace/avionics industry and recreational vehicles markets. Mr. Baszucki has been a director of WSI Industries since 1988.

John S. Bronson – Mr. Bronson is a director of the company and serves as a member of the Compensation and Corporate Governance Committees of our Board of Directors. Mr. Bronson was Senior Vice President, Human Resources from 1999 to 2003 for Williams-Sonoma, Inc., a specialty retailer of home furnishings. Prior to his employment with Williams-Sonoma, Inc., Mr. Bronson held several senior human resource-related management positions with PEPSICO, from 1979 to 1999, most recently as its Executive Vice President, Human Resources Worldwide for Pepsi-Cola Worldwide.

Lynn Crump-Caine – See information under “Election of Class I Directors” above.

J. Patrick Doyle – See information under “Election of Class I Directors” above.

Wayne M. Fortun – Mr. Fortun is a director of the company, and serves as

Chair of the Compensation Committee of our Board of Directors. Mr. Fortun was elected director, President and Chief Operating Officer of Hutchinson Technology, Inc., a world leader in precision manufacturing of suspension assemblies for disk drives, in 1983 and was appointed its Chief Executive Officer in May 1996. Mr. Fortun also serves as a director of C.H. Robinson Worldwide, Inc., a global provider of multimodal transportation services and logistics solutions.

Ernest J. Mrozek – Mr. Mrozek is a director of the company and serves as a member of the Audit Committee of our Board of Directors. Mr. Mrozek is also one of our Audit Committee Financial Experts. Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company from November 2006 to March 2008, when he retired from The ServiceMaster Company after the completion of its sale and relocation of its corporate headquarters. Mr. Mrozek also served as President and Chief Financial Officer of The ServiceMaster Company from January 2004 to November 2006 and as its President and Chief Operating Officer from 2002 to January 2004. The ServiceMaster Company is a residential and commercial service company. Mr. Mrozek joined ServiceMaster in 1987 and has held various senior positions in general management, operations and finance. Prior to joining ServiceMaster, Mr. Mrozek spent 11 years with Arthur Andersen & Co.

M. Lenny Pippin – See information under “Election of Class I Directors” above.

Alice M. Richter – Ms. Richter is a director of the company, and serves as Chair of the Audit Committee of our Board of Directors. Ms. Richter is also one of our Audit Committee Financial Experts. Ms Richter has been retired since June 2001. Prior to her retirement, Ms. Richter was a certified public accountant with KPMG LLP for 26 years. Ms. Richter joined KPMG’s Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, she served as the National Industry Director of KPMG’s U.S. Food and Beverage practice and has also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001. Ms. Richter is also the Chair of the Audit Committee of West Marine, Inc. and Fingerhut Direct Marketing, Inc. and serves on the Audit Committee of Thrivent Financial for Lutherans.

Executive Compensation

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the material elements of our executive officers’ (identified as Named Executive Officers or NEOs) total compensation program. The discussion focuses on the program and decisions for the 2008 fiscal year. We address why we believe the program is right for our company and our shareholders, and we explain how compensation is determined.

Overview
What person or group is responsible for determining the compensation levels of executive officers?
The Compensation Committee of our Board of Directors, which consists entirely of independent directors and whose membership is determined by the Board of Directors, is responsible for:

•	approving the design and implementation of our executive compensation program;

•	regularly reporting on committee actions and recommendations at board meetings;

•	working with the Audit and Governance Committees of our Board of Directors, as appropriate; and

•	reviewing NEO compensation and reporting to the Board of Directors, which is responsible for approving all NEO compensation.

The Compensation Committee of our Board of Directors retained the Hay Group as the independent compensation consultant to provide market information, analysis and guidance in the development and assessment of our executive compensation program. Although the Hay Group primarily supports the Compensation Committee, on occasion, the Hay Group has provided market data and general compensation consultation to G&K. The Compensation Committee also works with our human resources and compensation and benefits professionals on the design and implementation of executive compensation programs and employee benefit plans that are of material significance.

The Compensation Committee annually reviews NEO compensation. The Compensation Committee considers information provided by its independent compensation consultant, and reviews and recommends compensation actions for NEOs for approval by our full Board of Directors.

Role of Compensation Consultant
In April 2005, the Compensation Committee engaged the Hay Group, Inc. to provide independent compensation consultation and advice to the Compensation Committee to ensure that executive compensation decisions are aligned with the long-term interests of shareholders and with corporate goals and strategies. Specifically, the Hay Group is tasked with fulfilling the following responsibilities:

•	advise the Compensation Committee Chair on management proposals as requested;

•	undertake special projects at the request of the Compensation Committee Chair;

•	review Compensation Committee agendas and supporting materials in advance of each meeting;

•	attend Compensation Committee meetings;

•	make recommendations on companies to include in peer group, analyze the selected peer group information and review other survey data for competitive comparisons;

•	review the executive compensation programs and competitive positioning for reasonableness and appropriateness;

•	review the company’s total executive compensation program and advise the Compenspation Committee of plans or practices that might be changed to improve effectiveness;

•	oversee survey data on executive pay practices and amounts that come before the Compensation Committee;

•	provide market data and recommendations on Chairman and CEO compensation without prior review by management except for necessary fact checking;

•	review draft Compensation Discussion & Analysis and related tables for our proxy statement;

•	review any significant executive employment or change-in-control provisions in advance of being presented to the Compensation Committee for approval;

•	periodically review the Compensation Committee’s charter and recommend changes; and

•	proactively advise the Compensation Committee on best-practice ideas for Board governance of executive compensation as well as areas of concern and risk in the company’s program.

In fiscal 2008, as part of his ongoing services to the Compensation Committee as described above, the compensation consultant attended all regularly scheduled meetings of the Compensation Committee (either in person or telephonically) and worked on the following projects:

•	reviewed current peer group and made recommendation on peer group additions;

•	advised the Compensation Committee with respect to the design and amounts of a special one-time equity grant for executive officers;

•	actively participated in review and design of G&K’s long-term incentive/equity program and establishing a framework for developing annual grant guidelines;

•	conducted market analysis of the Chairman and CEO compensation and made recommendations on changes to Chairman and CEO’s total compensation package.

Certain of our executive officers also have roles in the compensation process, as follows:

•	Our Chairman and CEO recommends compensation actions for members of the executive committee (other than himself) and his direct reports and submits those recommendations to the Compensation Committee for review and approval.

•	In addition, our Chairman and CEO provides his perspective on recommendations provided by the consulting firm hired by the Compensation Committee regarding compensation program design issues.

•	Our Senior Vice President Human Resources plays an active role by providing input on plan design, structure and cost, and assessing the implications of all recommendations on recruitment, retention and motivation of company employees, as well as company financial results.

•	When requested by the Compensation Committee, other executive officers, such as the Senior Vice President and Chief Financial Officer (Sr. VP CFO), Vice President Controller, and G&K’s legal counsel, may also review recommendations on plan design, structure and cost, and provide a perspective to the Compensation Committee on how these recommendations may affect recruitment, retention and motivation of company employees, as well as company financial results.

Discussion and Analysis
The following discussion and analysis is focused on our NEO compensation program. Our NEOs are our Chairman and CEO, our Sr. VP CFO, and the three most highly compensated executive officers, other than our Chairman and CEO and our Sr. VP CFO, who were serving as our executive officers at the end of fiscal 2008. The discussion focuses on the program and decisions for fiscal 2008 and specifically answers the following questions:

1.	What are the objectives of the company’s compensation program?

2.	What is the compensation program designed to reward?

3.	What is each element of compensation?

4.	Why does the company choose to pay each element?

5.	How does the company determine the amount/formula for each element?

6.	How does each element and the company’s decision regarding that element fit into the company’s overall compensation objectives and affect decisions regarding other elements?

What are the objectives of the company’s compensation program?
The objectives of our compensation programs are to provide compensation and benefits plans that enable the company to attract, retain and motivate highly qualified, experienced executives and reward them for performance that creates long-term shareholder value. G&K seeks to increase shareholder value by rewarding performance with cost-effective compensation that ensures appropriate linkage between pay, company performance, and results for shareholders. G&K strives to reward employees fairly and competitively through a mix of base salary, short and long term incentives, benefits, career growth and development opportunities.

What is the compensation program designed to reward?
The compensation program strives to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities, which are designed to:

•	provide competitive levels of compensation that link compensation to the achievement of the company’s annual objectives and long-term goals;

•	reward the achievement of company performance objectives; and

•	recognize individual initiative and reward strong individual and team performances.

Shareholder value and corporate performance are realized through the company’s ongoing business strategy to:

•	achieve year-over-year growth in revenue and earnings;

•	increase value of existing assets;

•	maintain financial strength and flexibility;

•	selectively participate in continued industry consolidation; and

•	reward strong individual performance that is aligned with company goals and objectives.

What is each element of compensation?
There are five components of G&K’s executive compensation program:

•	base salary;

•	annual management incentive compensation (referred to as Management Incentive Plan or MIP);

•	long-term equity-based compensation;

•	benefits and perquisites; and

•	severance and change-in-control benefits.

Base Salary
Base salary is fixed compensation designed to compensate NEOs for their level of experience and continued performance excellence in their individual roles. Providing executives with competitive base salaries allows G&K to attract high-caliber talent and retain their on-going services by providing them with a level of financial certainty. Base salary is set in relation to the competitive market for the position and individual performance. We review executive base salary on an annual basis (comparing to the median of the competitive market for each position), and increases are based on individual performance and the market.

For NEOs (excluding the Chairman and CEO), individual performance is assessed against business performance objectives and individual functional objectives at mid-year and at fiscal year-end. The NEO provides a self-evaluation with significant accomplishments and challenges during his performance review with the Chairman and CEO. At the August meeting of the Board of Directors, the Chairman and CEO provides a talent review of the NEOs to discuss his assessment of each NEO’s performance, strengths and accomplishments, along with challenges and areas for improvement. The Chairman and CEO makes compensation recommendations (base, equity grant, achievement of functional objectives on the MIP calculation), which are reviewed by the Compensation Committee and then submitted to the Board of Directors for final review and approval. The Chairman and CEO must also conduct a self-assessment of his own performance over the fiscal year, which he reviews with the Chairman of the Compensation Committee and the Chair of the Governance Committee of the Board of Directors. The Board of Directors also completes an evaluation of the Chairman and CEO’s performance. The Chair of the Governance Committee holds a telephonic conference call with the Governance Committee to review the specific performance recommendations. The Hay Group then works with the Chairman of the Compensation Committee to make compensation recommendations for review by the Compensation Committee and final review and approval by the Board of Directors. Merit increases for the NEOs ranged from 0.0% to 7% for fiscal 2008, reflecting differences in performance, pay relevant to market and consideration of internal equity.

Annual Management Incentive Plan
The annual Management Incentive Plan (MIP) is a variable pay program tied to achievement of annual business performance goals. The MIP is designed to compensate NEOs for meeting specific company financial goals and individual function/business goals established as part of our annual business plan. MIP target incentive levels are based on competitive market data, job content and responsibilities, and internal equity. Target Incentive levels are expressed as a percentage of base salary, as follows:

Target Incentive
Position	(as a % of Base Salary)
Chairman and CEO	80%
Sr. VP CFO	55%
Presidents	50%

Based upon market data and a peer group analysis (using the methodology set forth on page 13), the fiscal 2008 target incentive for the Chairman and CEO was increased from 75% to 80% and the target incentive for the Sr. VP CFO was increased from 50% to 55%. The target incentive levels for the remaining NEOs did not change.

Management Incentive Plan Payouts
MIP payouts are calculated based on actual performance measures set at the beginning of each fiscal year, which are reviewed and approved by the Compensation Committee. The measures align NEOs with clear line-of-sight responsibility to:

•	Quantitative Financial Measures: revenue and earnings benchmarks have been chosen as the key financial measures for the MIP plan because they best represent our primary short-term growth goals and align with and support the attainment of our long-term strategy

•	Individual Functional Objectives: key initiatives/functional objectives reward individuals for achieving goals that support and drive financial performance as well as achieve our strategic plan

Plan Measures and Weights and Performance Targets
The plan measures and weights, as well as the performance targets and results, are as follows:

			Performance Targets
	Weights		for Financial Measures			Results
	Chairman &
	CEO and
Plan Measures	Sr. VP CFO	Presidents	Threshold	Target	Maximum	Achievement	Payout Factor
Company Financial Measures:			(30% Payout)	(100% Payout)	(200% Payout)
• Revenue Growth(1)	40%	25%	$953 M	$1,008 M	$1,047 M	$1,002 M	92%
• EPS Growth(2)	40%	25%	$2.06	$2.16	$2.26	$2.27	200%

Business Unit Financial Measures							Wood	Miller	Milroy

• Revenue Growth	N/A	20%	(3)	(3)	(3)	(3)	0%	20%	30%
• Operating Income	N/A	20%					0%	38%	0%

Individual Functional Objectives	20%	10%	(0% Payout)	(100% Payout)	(150% Payout)	See Individual Functional Objectives Table below

			See Individual Functional Objectives Table below

Total	100%	100%

Notes:

(1)	In order to earn a payout for the Company Revenue Growth objective, performance must be achieved at or above the threshold level and the company’s EPS performance must exceed the EPS level achieved in the previous fiscal year.

(2)	In order to earn a payout for the Company Earnings Per Share Growth objective, performance must be achieved at or above the threshold level.

(3)	G&K does not provide annual earnings guidance for business unit financials, and business unit plans are highly confidential. Disclosing specific objectives would provide competitors and other third parties with insights into the planning process and would therefore cause competitive harm. The Compensation Committee (and the Chairman and CEO for his direct reports) sets performance targets such that the relative difficulty of achieving the threshold, target and maximum levels for each financial objective is consistent from year to year. Performance targets are established at levels that are achievable but challenging (“stretch” goals) and above prior year actual results.

Individual Functional Objectives
Individual functional objectives are also established at levels that are achievable but challenging and above prior year actual results. The functional objective and the actual payout factor achieved for each NEO for fiscal 2008 are as follows:

NEO	Functional Objective	Results/Payout Factor
Richard L. Marcantonio Chairman and CEO	The specific functional objectives for Mr. Marcantonio included the following: guiding Mr. Milroy in the successful transition into his role as President, Direct Purchase and Business Development, and as a member of G&K’s executive team; ensuring the development of a medium-term IT strategy that will lead to a more effective long-term IT vision; continuing to improve upward and downward communications within G&K; and continuing to actively promote diversity throughout G&K.	100%
Jeffrey L. Wright Sr. VP CFO	The specific functional objectives for Mr. Wright were related to the implementation of SAP software into Lion Uniform Group and achievement of financial operating goals, which are not publicly disclosed. To disclose the financial operating goals publicly would cause significant competitive harm to the company.	115%
Messrs. Miller and Wood (Miller) President US Rental Operations and (Wood ) President - Canada	The specific functional objectives for Messrs. Miller and Wood reflect G&K’s confidential strategic business metrics and G&K’s confidential operating performance goals. To disclose these goals publicly would cause significant competitive harm to the company.	Mr. Miller = 12.17% Mr. Wood = 0%
Douglas A. Milroy President Dir Purch & Bus Dev	The specific functional objectives for Mr. Milroy reflect G&K’s confidential strategic business plans. To disclose these goals publicly would cause significant competitive harm to the company.	100%

Plan measures and weights have been carefully reviewed by the Compensation Committee and approved by the Board of Directors. Performance targets are recommended prior to each fiscal year based on business unit plans, expected progress towards long-term goals, and anticipated market conditions. The annual performance targets for company revenue growth and earnings per share are then presented to and approved by the Compensation Committee of the Board of Directors. MIP payouts are based on actual business results compared to the performance targets, which were approved at the beginning of the fiscal year.

Individual Functional Objectives and financial goals are established by the Chairman and CEO for his direct reports at the beginning of the fiscal year. Measures for these objectives are generally quantitative, so that the level of achievement can be readily assessed at fiscal year-end. A rating of the results is recommended by the Chairman and CEO for his direct reports, and presented to the Compensation Committee for review and to the Board of Directors for final review and approval. The Chairman and CEO’s results are evaluated by the Compensation Committee, with their recommended rating on individual functional objectives submitted to the Board of Directors for final review and approval.

MIP Calculation
The MIP is calculated as follows:

1.	Target Incentive = Base Salary x Target Incentive% x% of Year in Eligible Position

2.	Incentive Score for each performance measure = Payout Factor x Weight (% allocated to the measure)

3.	Incentive Amount Calculated for each performance measure = Incentive Score x Target Incentive Opportunity

4.	Total MIP Payout = Sum of all Incentive Amounts Calculated for each performance measure

Incentive compensation is determined by the Compensation Committee of our Board of Directors for NEOs based generally on achievement of certain targets against an internal business plan approved annually by the Board of Directors. Over the past five years, we have achieved performance in excess of the target level 3 times and have achieved the maximum performance level in one of those years (fiscal 2005). Over the past five years, the payout percentage has ranged from 31.9% to 228.9% of senior executive participant’s target award opportunity, with an average payout percentage equal to approximately 97.1% of the total target award opportunity for this group. MIP incentive plan payouts are capped at 200% of target for financial measures and 150% of target for individual functional objectives.

The Compensation Committee decided to pay a discretionary bonus to Mr. Milroy in the amount of $45,000 for his significant efforts in fiscal 2008 in connection with the resolution of issues involved in the implementation of SAP software into Lion Uniform Group; development of a revised plan for the introduction of Dockers® Apparel in G&K’s organization utilizing existing facilities; and for playing a key advisory role on a key new project impacting G&K’s service organization. The key new project was in addition to his assigned responsibilities. The $45,000 represents 15% of Mr. Milroy’s base salary.

Long-Term Equity Compensation
Long-term equity compensation supports strong organization performance over a long period of time (typically three years or more). Long-term equity compensation aligns NEOs’ compensation with shareholders’ interests, rewards NEOs for increasing long-term shareholder value, and promotes executive retention. Long-term equity award targets for each position are established each year based on competitive market data, also taking into account the rate at which equity grants deplete the number of shares available for grant under the company’s 2006 Equity Incentive Plan (run rate) and shareholder dilution. Individual equity awards are based on individual performance.

In fiscal 2008, we granted two types of equity awards:

•	Stock Options (Non-qualified Stock Options) – each stock option represents the right to purchase one share of our Class A Common Stock at a price equal to the fair market value of the common stock on the date of grant. Options vest and become exercisable in equal installments over three years and have a term of ten years.

•	Restricted Stock – restricted stock represents the right to own Class A Common Stock after the time restrictions lapse. Restrictions lapse in equal installments over five years.

Vesting Schedules and Term Lengths
Vesting schedules and term lengths for new grants are periodically reviewed by the Compensation Committee of our Board of Directors. The Compensation Committee has determined that the existing vesting schedule and term lengths provide the appropriate balance between employee retention and reward for performance.

Grant Targets and Mix
G&K’s equity grant practice is to use a combination of stock options (to reward growth) and restricted stock (to support retention). Each year, G&K establishes target grant values taking into consideration market median grant levels while still managing annual run rate and shareholder dilution within appropriate levels. G&K then evaluates the mix with the objective of delivering as much of the equity grant in stock options as possible to drive growth. For fiscal 2008, the Compensation Committee approved equity compensation grants allocated among the types of awards, as follows:

	% of Target Expected Value
Officer	Stock Options	Restricted Stock
Chairman and CEO	50%	50%
Remaining NEOs	40%	60%

After establishing the mix, the target grant levels are converted into shares using the following formulas:

•	Stock Options: (% allocated to Stock Options x Target Grant Level)/Black Scholes Value

•	Restricted Stock: (% allocated to Restricted Stock x Target Grant Level/(Black Scholes Value x Conversion Factor))

The conversion factor used in the restricted stock formula is determined based on G&K’s stock price volatility as follows:

Volatility	Conversion Factor
25%	4:1
33%	3:1

Grant Practice
Our grant practice in prior years was to grant equity annually on or about the first business day of September and after the fiscal year end earnings announcement, which generally occurred around mid-August. The price per share of the company’s stock was set based on market close on the day of grant. In fiscal 2008, we changed our grant practice going forward and made grants effective as of the date of the August Board of Director’s meeting, which occurred after the year end earnings announcement. On occasion, the Compensation Committee may grant stock options or restricted stock to NEOs at times other than the annual grant date (e.g., upon hire or promotion), with the grant price set based on market close on the day of grant.

Special Stock Option Grant in Fiscal 2008
In November 2007, G&K made a special stock option grant of 60,000 shares to the Chairman and CEO and 25,000 shares to each of the remaining NEOs. The special grant was made to strengthen the alignment with long-term shareholder interests, motivate senior executives to take action that results in increasing shareholder value, encourage retention of senior executives, and reward them for achieving G&K’s long term vision and strategy. The grant size was set to equal roughly 100% of Base Salary for the Chairman and CEO and 75% of Base Salary for the remaining NEOs. One hundred percent of the shares of the special stock option grant cliff vest on the third anniversary date of the grant. The special stock option grant has a 10 year term.

Equity Holding Requirements
We believe that requiring executive officers to hold significant amounts of our common stock strengthens the alignment of the executive officers’ interests with those of our shareholders and promotes achievement of long-term business objectives. Equity holding requirements for our executive officers were implemented in August 2004. Since August 2004, NEOs have been required to hold one-half of all shares granted for three years, net of the number of shares required to cover estimated taxes and exercise cost. The holding requirement applies to restricted stock at the time of vesting and stock options at the time of exercise. Effective for fiscal 2008, we have adopted expanded equity ownership guidelines for our executive officers. Specifically, NEOs have five years to achieve ownership targets, which are five times base salary for our Chairman and CEO and three times base salary for the remaining NEOs.

Benefits
Benefits include health and welfare, retirement, and perquisite programs that are intended to provide financial protection and security to NEOs and their families and to reward their dedication and long-term commitment to the company. Company sponsorship (coupled with competitive employee cost-sharing arrangements) of these plans is critical to our ability to attract and retain the talent we need to support our overall business objectives. NEOs have the opportunity to participate in the same retirement, health and welfare plans as other company salaried employees and have supplemental benefits provided as well:

•	Supplemental Executive Retirement Plan (SERP)(frozen as of January 1, 2007)

•	Executive Deferred Compensation Plan (DEFCO)

•	executive long-term disability insurance

•	financial planning services

•	Chairman and CEO — $7,500 each year (increased from $5,000 to $7,500 in June 2008)

•	Other NEOs — $5,000 each year (increased from $2,500 to $5,000 in June 2008)

•	executive physical

•	leased automobiles for NEOs (being phased out)

•	country club dues (Chairman and CEO and Sr. VP CFO) were eliminated starting in fiscal 2008.

Fringe Benefits
We periodically reassess our level of fringe benefits. In 2007, we redesigned our company-sponsored retirement program for U.S. non-union employees, including the U.S. NEOs, as well as for our union employees enrolled in the program, to maintain competitive retirement benefits while reducing the volatility of future company defined benefit pension costs. The new program, which took effect January 1, 2007, included freezing the qualified pension and SERP benefits and enhancing the 401(k) and the Deferred Compensation Plan. In fiscal 2008, we decided to phase out leased automobiles for NEOs over the next two years as automobiles come off lease. The fringe benefit will be replaced with a weekly taxable car allowance in the following amounts:

NEO	Rate Effective January 2008	Rate Effective June 2008
Richard L. Marcantonio	$442.31 ($23,000 annual)	$465.39 ($24,200 annual)
Robert G. Wood	$390.39 CAD ($20,300 CAD annual)	$413.46 CAD ($21,500 CAD annual)
Remaining NEOs	$351.92 ($18,300 annual)	$375.00 ($19,500 annual)

Severance and Change-in-Control Benefits: Employment Agreements
Severance and change-in-control benefits include salary and certain benefits that are paid in the event of termination of employment under certain circumstances, including following a change in control. Severance and change-in-control benefits help attract executive talent, assist with the career transition of executives, and create an environment that provides for adequate business transition and knowledge transfer during times of change. The level of this severance protection is established to be competitive with market best practices. We have entered into agreements with each of our NEOs that provide benefits to the executive if he or she is terminated after a change in control of the company. With respect to the Chairman and CEO in particular, benefits are provided if he is terminated at any time, for any reason, within two years following a change in control. With respect to other NEOs, benefits are provided if an NEO is terminated within one year following a change in control if the termination is by the employer without cause, or by the executive for good reason. The various key terms are defined specifically in each agreement. Severance benefits are payable in such circumstances. In the event of a change in control, and regardless of whether the executive is terminated, unvested equity awards will vest immediately upon the change in control, consistent with the provisions of our equity compensation plan.

These agreements were put in place and the related triggers were selected to assure that we will have the continued dedication, undivided loyalty and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the company. We also believe that these agreements are beneficial to the company because, in consideration for these severance arrangements, the executives agree to noncompetition and non-solicitation covenants for a period of time following termination of employment.

In fiscal 2008, we amended and restated employment agreements with our NEOs (Messrs. Marcantonio, Wright, Miller, Wood, and Milroy) to:

•	eliminate some inconsistencies among our current agreements with our executives;

•	address changes in executive compensation arrangements and competitive issues;

•	address governance trends; and

•	allow for periodic review of the agreements by us.

We also amended Mr. Wright’s employment agreement to make conforming changes to executive employment agreements made for other executives in 2007 and to make the changes set forth above.

Below is a summary of the changes:

Mr. Marcantonio:
In order to comply with Section 409A, Mr. Marcantonio’s employment agreement was amended to reflect the timing of payments in the event of termination without cause, termination for good reason, and termination following a change in control. Mr. Marcantonio’s employment agreement was also amended to reflect a tax gross up for Section 409A and to provide for attorneys’ fees in the event an action is commenced by Mr. Marcantonio to collect any claim for cash benefits and Mr. Marcantonio is successful in such action. The amended agreement eliminates a lump sum payment at G&K’s discretion in lieu of providing health care continuation coverage, and provides for an annual limit of $7,500 on financial planning and tax preparation services during the 18 month period following a change-in-control termination. The agreement also provides, subject to any plan or program adopted by G&K after the date on which the parties entered into the agreement, for a lump sum payment equal to three times the annual automobile allowance if Mr. Marcantonio is receiving an automobile allowance, rather than a G&K provided automobile, at the time of a change-in-control termination. Subject to any such plan or program, the amended agreement provides for a lump sum payment equal to six times the monthly automobile allowance if Mr. Marcantonio is terminated without cause. The amended agreement does not change the base salary, target incentives, long-term compensation or any other remunerative aspect of the agreement in any other material respect, other than as described above and for Section 409A compliance reasons.

Messrs. Miller, Wood and Milroy:
In order to comply with Section 409A, the employment agreements of Messrs. Miller, Wood and Milroy were also amended to reflect the timing of payments in the event of termination without cause or termination following a change in control. The employment agreements were also amended to provide for attorneys’ fees in the event an action is commenced by the executive to collect any claim for cash benefits following a change-in-control termination for good reason and the executive is successful in such action. The agreements also provide, subject to any plan or program adopted by G&K after the date on which the parties entered into the agreement, for a lump sum payment equal to three times the annual automobile allowance if an executive is receiving an automobile allowance, rather than a G&K provided automobile, at the time of a change-in-control termination for good reason. Subject to any such plan or program, the amended agreement provides for a lump sum payment equal to six times the monthly automobile allowance if an executive is terminated without cause. The amended agreement does not change the base salary, target incentives, long-term compensation or any other remunerative aspect of the agreement in any other material respect, other than as described above and for Section 409A compliance reasons.

Mr. Wright:
The employment agreement of Mr. Wright was amended to make conforming changes to the employment agreements signed by Messrs. Miller, Wood and Milroy in March 2007. In addition, in order to comply with Section 409A, Mr. Wright’s employment agreement was amended in a manner similar to Messrs. Miller, Wood and Milroy’s agreements to reflect the timing of payments in the event of termination without cause or termination for good reason following a change in control. The employment agreement was also amended in a manner similar to Messrs. Miller, Wood and Milroy’s agreements to provide for attorneys’ fees in the event an action is commenced by Mr. Wright to collect any claim for cash benefits following a change-in-control termination for good reason and Mr. Wright is successful in such action. The agreement also provides, subject to any plan or program adopted by G&K after the date on which the parties entered into the agreement, for a lump sum payment equal to three times the annual automobile allowance if Mr. Wright is receiving an automobile allowance, rather than a G&K provided automobile, at the time of a change-in-control termination for good reason. Subject to any such plan or program, the amended agreement provides for a lump sum payment equal to six times the monthly automobile allowance if Mr. Wright is terminated without cause.

Why does the company choose to pay each element?
We strive to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities. Our intent is to develop a compensation program that rewards the annual accomplishment of the company’s goals and objectives while supporting the company’s long-term business strategy. We want to encourage our executives to increase shareholder value.

How does the company determine the amount/formula for each element?
Executive compensation is reviewed annually, as follows:

Compensation
Committee Meeting
Held In:	Agenda
February	Compensation Committee reviews and approves the peer group
May	Compensation Committee reviews market data, establishes equity guidelines, reviews MIP plan design and establishes preliminary company financial performance targets for the upcoming fiscal year
June	Compensation Committee approves MIP plan design and company financial performance targets
August	Compensation Committee reviews performance for prior year and approves merit increases, equity grants, and MIP payouts, provided that the full Board of Directors approves all compensation actions for NEOs

Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the company’s industry and in general industry as well. Annually, the Compensation Committee reviews all elements of executive compensation, individually and in the aggregate, against market data for companies with which we compete for executive talent. The Compensation Committee’s independent compensation consultant works with our internal human resources and benefits professionals in conducting research and formulating recommendations for the Compensation Committee’s consideration to determine the levels and components of compensation to be provided for the fiscal year. The independent compensation consultant also provides background material for consideration by the Compensation Committee with respect to compensation for our Chairman and CEO. The Compensation Committee evaluates our executive compensation based on competitive market information from:

•	proxy data from a “peer group” of publicly-traded companies with similar industry sector (business services) and similar size (revenue, capitalization, number of employees); and

•	general survey data based on similar sized companies.

Peer Group Data
The various elements of our executive compensation program for fiscal 2008 (and fiscal 2007) were benchmarked relative to the compensation provided to executives of the following peer group:

•	Apogee Enterprises, Inc.

•	Bowne & Company

•	Ceridian Corporation

•	ChoicePoint, Inc.

•	Cintas Corporation

•	Comfort Systems USA, Inc.

•	Crawford & Company

•	Deluxe Corporation

•	Donaldson Company, Inc.

•	Exterran Holdings (newly formed from combining two previous peer group members – Hanover Compressor Co. (Holding Co.) and Universal Compression Holdings, Inc.)
•	Kinetic Concepts, Inc.

•	NCO Group, Inc.

•	Paychex, Inc.

•	Rollins, Inc.

•	SITEL Corporation

•	TrueBlue Inc. – formerly named Labor Ready, Inc.

•	UniFirst Corporation

G&K annually reviews the peer group to ensure an appropriate mix of companies that are representative of the companies with which we compete for talent. The following companies which were included in the fiscal 2008 peer group will need to be replaced in fiscal 2009 due to mergers and acquisitions.

•	Ceridian Corporation – was acquired and is delisted from the NYSE

•	ChoicePoint, Inc. – under merger agreement to be acquired by private equity

•	NCO Group, Inc. – bought by private equity

•	SITEL Corporation – merged with ClientLogic; now a private company

General Survey Data
We benchmark NEO compensation to survey data based on job responsibility, generally using market median data from companies with revenues from $1 to $3 billion. G&K also benchmarks plan design, plan features, and participant eligibility as part of the overall analysis process.

Market data is only one reference point in making compensation decisions. G&K also considers the following key variables:

•	Size and scope of the position and level of responsibility

•	Experience and capabilities of the NEO

•	The NEO’s performance and potential

•	Internal equity (pay of related positions on the team)

•	Unique market premiums for key positions

•	Each NEO’s compensation history

•	Business complexity

Disparity Among NEOs
There are no policy differences with respect to the compensation of individual NEOs. The compensation disparity between the Chairman and CEO and other NEOs is due to the difference in nature between the positions, market factors, and the terms of the Chairman and CEO’s employment agreement.

How does each element and the company’s decision regarding that element fit into the company’s overall compensation objectives and affect decisions regarding other elements?
In general, an NEO’s compensation at target is weighted more heavily on variable performance-based compensation than on fixed base compensation. This pay mix supports the role of the NEOs in enhancing value to shareholders over the long-term. The variable pay components, at target (annual and long-term incentives) represented more than one-half of the total pay opportunity for all NEOs, including our Chairman and CEO, all of which are at risk. Through this mix of pay, performance has a significant effect on the amount of compensation realized by NEOs. In making actual individual pay decisions, the Compensation Committee considers company performance and individual NEO performance.

Tax Considerations
Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to our Chairman and CEO, Sr. VP CFO, and three other highly compensated executive officers (covered employees), unless the compensation constitutes “qualified performance-based compensation,” as defined in Section 162(m) thereof. While the Compensation Committee considers the deductibility of compensation arrangements as an important factor in compensation decisions for executives, deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. We believe that to remain competitive, we must maintain a compensation program that will continue to attract, retain, and reward the executive talent necessary to maximize shareholder return.

Compensation Committee Report
The Compensation Committee of our Board of Directors has furnished the following report:

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the company’s management. Based on that review and discussion, the Compensation Committee has recommended to the company’s Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2008 annual meeting of shareholders.

Wayne M. Fortun J. Patrick Doyle John S. Bronson

The Compensation Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.

Fiscal 2008 Summary Compensation Table
The table below shows the compensation of the company’s Chairman and CEO, Sr. VP and CFO, and each of the other three most highly compensated executive officers for services in all capacities to the company in fiscal 2008, except as otherwise indicated. For a discussion of the amount of an NEO’s salary and bonus in proportion to his total compensation, please see the Compensation Discussion and Analysis on pages 8 to 13.

We believe that our compensation practices are fair and reasonable. Our executive officers are not guaranteed salary increases or bonus amounts. Pension benefits have been frozen and are calculated on salary and bonus only; the proceeds earned on equity or other equity-based performance awards are not part of the pension calculation. We do not guarantee a return or provide above-market returns on compensation that has been deferred. We have not repriced stock options, and we do not grant reload options. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of our company, and for their individual contribution toward that performance.

							Change in
							Pension Value
				Restricted		Non-Equity	and Nonqualified
				Stock	Stock	Incentive	Deferred		All Other
		Salary	Bonus	Awards	Options	Compensation	Compensation		Compensation
NEO	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Earnings ($)(6)		($)(7)	Total ($)
Richard L. Marcantonio,	2007	666,346		249,101	219,214	366,201	74,845		244,516	1,820,223
Chairman and CEO	2008	696,369		459,213	571,687	766,662	1,911		247,225	2,743,067
Jeffrey L. Wright,	2007	312,404		113,898	87,318	115,349	32,919		86,471	748,359
Sr VP CFO	2008	341,348		146,829	143,117	265,594	0	(8)	87,286	984,174
Robert G. Wood,	2007	377,460		75,113	73,963	81,969			149,863	758,368
President – Canada	2008	423,207		99,923	119,784	154,607		(9)	91,251	888,772
David M. Miller,	2007	297,194		55,713	89,566	77,950	25,997		40,841	587,261
President US Rental Operations	2008	306,111		95,135	158,600	132,088	0	(10)	60,701	752,635
Douglas A. Milroy,	2007	N/A	N/A	N/A	N/A	N/A	N/A	(11)	N/A	N/A
President Dir Purch & Bus Dev	2008	301,995	45,000	67,485	100,587	135,664	N/A	(11)	54,108	704,839

(1)	The annual salary rate set by the Compensation Committee for fiscal 2007 (effective September 1, 2006) for each NEO was as follows: Mr. Marcantonio: $675,000; Mr. Wright: $315,000; Mr. Miller: $298,700; Mr. Wood: $427,137 CAD; (Mr. Wood’s salary was converted to USD using an average exchange rate for fiscal 2007 of 0.8837).The annual salary rate set by the Compensation Committee for fiscal 2008 (effective September 1, 2007) for each NEO was as follows: Mr. Marcantonio: $700,000; Mr. Wright: $345,164; Mr. Miller: $307,661; Mr. Wood: $427,137 CAD (Mr. Wood’s salary was converted to USD using an average exchange rate for fiscal 2008 of 0.9908); and Mr. Milroy: $304,504.

(2)	G&K’s MIP plan is performance based. In accordance with SEC requirements, these amounts are reported in the Non-Equity Incentive Plan Compensation table. In fiscal 2008, Mr. Milroy received a discretionary bonus equal to 15% of his base salary for his significant contributions involving the implementation of SAP software into Lion Uniform Group; the development of a revised plan for the introduction of Dockers® Apparel in G&K’s organization utilizing existing facilities; and for playing a key advisory role on a key new project affecting G&K’s service organization (the key new project was in addition to his other assigned responsibilities).

(3)	Shown is the expense recognized in our financial statements for fiscal year 2007 and fiscal year 2008 under FAS 123(R) for all restricted stock awards held by each NEO. This amount is comprised of the fair market value of restricted stock awarded on August 31, 2004 to November 15, 2007, which were allocated to service provided by the NEO during fiscal years 2007 and 2008. Accounting estimates of forfeitures are not included in these figures. Assumptions used in the valuation of stock awards are set forth in Note 6 to our audited financial statements included in our Form 10-K for the year ended June 28, 2008. There were no forfeitures for our NEOs for the years indicated.

(4)	Shown is the expense recognized in our financial statements for fiscal year 2007 and fiscal year 2008 under FAS 123(R) for all outstanding stock option awards held by each NEO. This amount is comprised of the fair market value of restricted stock awarded on August 2, 2001 to November 15, 2007, which were allocated to service provided by the NEO during fiscal years 2007 and 2008. Accounting estimates of forfeitures are not included in these figures. Assumptions used in the valuation of stock awards are set forth in Note 6 to our audited financial statements for the year ended June 28, 2008. There were no forfeitures for the NEOs for the years indicated.

(5)	Includes MIP performance amounts earned in fiscal year 2007 and fiscal year 2008.

(6)	We do not pay above market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. For qualified and non-qualified plan benefits this represents (i) the present value of the accrued benefit as of the last day of the fiscal year and valued as of the last day of the fiscal year minus (ii) the present value of the accrued benefit as of first day of the fiscal year and valued as of the first day of the fiscal year. The benefits have been valued assuming benefits commence at age 65 and using FAS 87 assumptions for mortality, assumed payment form and discount rates in effect at the measurement dates. Mr. Wood is not eligible for our Pension Plan, SERP, DEFCO, or 401(k) plan. Instead, he participates in a Canadian pension program and a retirement compensation arrangement.

(7)	The value of perquisites and other personal benefits is provided in this column (see table below).

(8)	For fiscal year 2008, the change in pension value for Mr. Wright was ($2,944) under G&K Services Pension Plan and ($13,741) under G&K Services SERP plan.

(9)	Mr. Wood is not covered by our U.S. qualified and non-qualified retirement plans.

(10)	For fiscal year 2008, the change in SERP value for Mr. Miller was ($2,328) under G&K Services SERP plan. Mr. Miller does not participate in G&K Services Pension Plan.

(11)	Mr. Milroy does not participate in G&K Services SERP plan nor G&K Services Pension Plan.

All Other Compensation
					Financial
				Country Club	Planning		401(k)	DEFCO	Taxable	Pension	Executive	Total Other
NEO	Year	Tax Gross-up ($)(1)	Loan ($)(2)	Dues ($)(3)	($)(4)	Car ($)(5)	Match ($)(6)	Match ($)(7)	Life ($)(8)	($)(9)	LTD ($)(10)	Compensation
Richard L. Marcantonio	2007	74,097	40,000	3,438	6,900	22,703	12,390	84,988				244,516
	2008	32,113	40,000	0	5,000	22,777	13,153	134,182				247,225
Jeffrey L. Wright	2007	22,763		8,114	1,874	17,132	7,173	29,415				86,471
	2008	16,350		0	250	17,793	10,043	42,850				87,286
Robert G. Wood	2007	32,147			98	25,535	0	0	855	90,045	1,183	149,863
	2008	21,809				25,969	0		1,040	41,250	1,183	91,251
David M. Miller	2007	0			2,500	17,527	5,716	15,098				40,841
	2008	0				18,614	9,489	32,598				60,701
Douglas A. Milroy	2007	N/A			N/A	N/A	N/A	N/A				N/A
	2008	0			0	16,058	5,068	32,982				54,108

(1)	For Mr. Marcantonio, this amount includes tax gross-ups on restricted stock granted in 2002 and 2003 and a tax-gross-up on the taxes due on the forgiven portion of his loan repayment (final payment was made July 2007). For Mr. Wood, these amounts include tax gross-ups on restricted stock granted in 2001. For Mr. Wright, these amounts include tax gross-ups on restricted stock granted in 2000 and 2001.
(2)	Includes final loan amount forgiven for Mr. Marcantonio.
(3)	Includes monthly dues and expenses for country club (which were eliminated in fiscal year 2008).
(4)	Includes fees paid by the company on behalf of the NEO for financial planning. In fiscal year 2008, financial planning was capped at $5,000 for the calendar year for the Chairman and CEO and $2,500 for the calendar year for the remaining NEOs. The cap on financial planning was increased in June 2008 to $7,500 for the Chairman and CEO and $5,000 for the remaining NEOs.
(5)	The amount was calculated based on the cost of the leased vehicle to G&K including lease, insurance, gas, and maintenance.
(6)	Includes company match on 401(k).
(7)	Includes company match on DEFCO.
(8)	Includes fees paid by G&K for taxable life insurance.
(9)	Includes a one-time cash contribution of $75,000 and a company match to a Canadian retirement plan for Mr. Wood and contributions by us to a Canadian retirement compensation arrangement for Mr. Wood.
(10)	Includes fees paid by G&K for an executive long-term disability plan for Mr. Wood.

Grants of Plan-Based Awards in Fiscal 2008
The following table shows the grants of plan-based awards to the NEOs in fiscal 2008.

									All Other	All Other		Grant
									Stock	Option	Exercise	Date Fair
									Awards:	Awards:	or Base	Value of
			Estimated Future Payouts			Estimated Future			Number of	Number	Price of	Stock and
			Under Non-Equity Incentive			Payouts Under Equity			Shares of	of Shares	Option	Option
		Approval	Plan Awards ($)(1)			Incentive Plan Awards(2)			Stock or	of Stock	Awards	Awards
Name	Grant Date	Date	Minimum	Target	Maximum	Threshold	Target	Maximum	Units(3)	or Units(4)	($)(5)	($)(6)

Richard L. Marcantonio	8/23/2007	8/23/2007	0	560,000	1,064,000				11,000	33,000	39.82	672,980
	11/15/2007	11/15/2007								60,000	41.17	628,200
Jeffrey L. Wright	8/23/2007	8/23/2007	0	189,840	360,696				6,945	6,939	39.82	325,956
	11/15/2007	11/15/2007								25,000	41.17	261,750
Robert G. Wood	8/23/2007	8/23/2007	0	211,604	412,627				5,280	5,274	39.82	247,800
	11/15/2007	11/15/2007								25,000	41.17	261,750
David M. Miller	8/23/2007	8/23/2007	0	153,831	299,969				5,280	5,274	39.82	247,800
	11/15/2007	11/15/2007								25,000	41.17	261,750
Douglas A. Milroy	8/23/2007	8/23/2007	0	152,252	296,891				6,390	6,384	39.82	299,904
	11/15/2007	11/15/2007	0							25,000	41.17	261,750

(1)	These columns reflect minimum, target, and maximum payouts under our MIP for fiscal 2008. Mr. Wood’s target was converted to USD using a .9908 exchange rate. The maximum for NEOs and other executives reporting to the Chairman and CEO are determined based on a formula for the financial measures as follows: for each 5% above the EPS target, the payout factor increases by 7.14% and for each 6.25% of company total revenue target, the payout factor increases by 12.5%. The actual amount earned by each NEO is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation table. Over the past five years, we have achieved performance in excess of the target level three times and have achieved the maximum performance level in one of those years (in fiscal 2005). Over the past five years, the payout percentage has ranged from 31.9% to 228.9% of the senior executive participants’ target award opportunities, with an average payout percentage equal to approximately 97.1% of the total target award opportunity for this group.
(2)	Not applicable.
(3)	The stock awards granted to NEOs in fiscal 2008 were restricted stock awards. Each share of restricted stock represents the right to receive a share of our Class A Common Stock on the vesting date. Restricted stock vests in five equal installments on the first, second, third, fourth, and fifth anniversaries of the grant date. Dividends are paid on these shares.
(4)	Each stock option granted to an NEO in fiscal 2008 represents the right to purchase a share of our Class A Common Stock at a specified exercise price subject to the terms and conditions of the option agreement. These options have a 10 year term and vest and become exercisable in three equal installments beginning on the first anniversary of the date of grant.
(5)	The exercise price is the fair market value of our Class A Common Stock on the day the option was granted. Fair market value is set based on market close on the day of grant.
(6)	This column represents the grant date fair value of each equity award granted during fiscal 2008, which is calculated in accordance with FAS 123(R). By contrast, the amount shown for stock and option awards in the Summary Compensation Table is the amount recognized by the company for financial statement purposes in fiscal 2008 for awards granted in fiscal 2008 and prior years to the NEOs. None of the options or other equity awards granted to the NEOs was repriced or otherwise modified. For information regarding our equity compensation grant practices, please see the Compensation Discussion and Analysis on page 10.

Outstanding Equity Awards at Fiscal Year-End 2008
The following table shows the outstanding equity awards for each of the NEOs:

	Option Awards
	Number of	Number of				Stock Awards
	Securities	Securities				Number of	Market Value of
	Underlying	Underlying				Shares or Units	Shares or Units
	Unexercised	Unexercised		Option	Option	of Stock that	of Stock That
	Options	Options		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable		Price ($)	Date(8)	Vested(9)	Vested ($)(10)
Richard L. Marcantonio	100,000	0		$31.32	07/15/2012	27,552	853,285
	10,000	0		$35.69	01/02/2013
	17,220	0		$32.57	08/25/2013
	14,640	0		$36.41	08/31/2014
	14,000	7,000	(1)	$42.97	09/01/2015
	8,667	17,334	(2)	$33.11	09/01/2016
	0	33,000	(3)	$39.82	08/23/2017
	0	60,000	(4)	$41.17	11/15/2014
Jeffrey L. Wright	7,500	0		$53.34	02/08/2009	14,719	455,847
	1,540	0		$41.56	09/01/2009
	2,639	0		$28.50	09/01/2010
	3,220	0		$27.95	09/01/2011
	10,000	0		$35.69	01/02/2013
	10,002	0		$32.57	08/25/2013
	5,700	0		$36.41	08/31/2014
	6,334	3,167	(1)	$42.97	09/01/2015
	4,040	8,080	(2)	$33.11	09/01/2016
	0	6,939	(3)	$39.82	08/23/2017
	0	25,000	(4)	$41.17	11/15/2014
Robert G. Wood	800	0		$46.00	09/01/2008	10,028	310,567
	1,560	0		$41.56	09/01/2009
	6,000	0		$35.69	01/02/2013
	6,000	0		$32.57	08/25/2013
	7,300	0		$36.41	08/31/2014
	4,100	2,050	(1)	$42.97	09/01/2015
	900	450	(5)	$39.09	02/22/2016
	2,577	5,154	(2)	$33.11	09/01/2016
	0	5,274	(3)	$39.82	08/23/2017
	0	25,000	(4)	$41.17	11/15/2014
David M. Miller	13,334	6,666	(6)	$38.33	12/19/2015	10,800	334,476
	2,000	4,000	(2)	$33.11	09/01/2016
	0	5,274	(3)	$39.82	08/23/2017
	0	25,000	(4)	$41.17	11/15/2014
Douglas A. Milroy	3,000	6,000	(7)	$39.97	11/20/2016	8,790	272,226
	0	6,384	(3)	$39.82	08/23/2017
	0	25,000	(4)	$41.17	11/15/2014

(1)	These options continue to vest and the remaining shares become exercisable on September 1, 2008 assuming continued employment.

(2)	These options continue to vest and the remaining shares become exercisable in two equal installments on September 1, 2008 and September 1, 2009 assuming continued employment.

(3)	These options continue to vest and the remaining shares become exercisable in three equal installments on August 23, 2008, 2009 and 2010 assuming continued employment.

(4)	These options cliff vest and become exercisable on November 15, 2010 assuming continued employment.

(5)	These options continue to vest and the remaining shares become exercisable on February 22, 2009 assuming continued employment.

(6)	These options continue to vest and the remaining shares become exercisable on November 19, 2008 assuming continued employment.

(7)	These options continue to vest and the remaining shares become exercisable in two equal installments on November 20, 2008 and 2009 assuming continued employment.

(8)	For each option shown, the expiration date is the tenth anniversary of the date the option was granted.

(9)	The following table indicates the dates when the shares of restricted stock held by each NEO vest and are no longer subject to forfeiture:

	Richard L.
Vesting Date	Marcantonio	Jeffrey L. Wright	Robert G. Wood	David M. Miller	Douglas A. Milroy
8/23/08	2,200	1,389	1,056	1,056	1,278
08/31/08	976	390
09/01/08	4,000	1,907	1,222	630
11/20/2008					600
12/19/2008				1,000
02/22/2009			90
08/23/2009	2,200	1,389	1,056	1,056	1,278
08/31/2009	976	390
09/01/2009	4,000	1,907	1,222	630
11/20/2009					600
12/19/2009				1,000
02/22/2010			90
08/23/2010	2,200	1,389	1,056	1,056	1,278
09/01/2010	4,000	1,907	1,222	630
11/20/2010					600
12/19/2010				1,000
02/22/2011			90
08/23/2011	2,200	1,389	1,056	1,056	1,278
09/01/2011	2,600	1,273	812	630
11/20/2011					600
08/23/2012	2,200	1,389	1,056	1,056	1,278
Total	27,552	14,719	10,028	10,800	8,790

(10)	Calculated by multiplying the number of restricted shares by $30.97, the closing price of our Class A Common Stock on June 27, 2008, the last business day of the fiscal year. Dividends are paid on these shares.

Fiscal 2008 Option Exercises and Stock Vested
The following table lists the number of shares acquired and the value realized as a result of option exercises by the NEOs in fiscal 2008 and the value of any restricted stock units that vested in fiscal 2008:

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise	Exercise ($)	Acquired on Vesting	Vesting ($)
Richard L. Marcantonio	0	0	5,976	244,250
Jeffrey L. Wright	0	0	3,433	137,702
Robert G. Wood	0	0	2,448	96,199
David M. Miller	0	0	1,630	64,360
Douglas A. Milroy	0	0	600	24,024

Fiscal 2008 Pension Benefits
The following table shows the present value as of June 28, 2008 of the benefit of the NEOs under our qualified and nonqualified defined benefit pension plans:

		Number of Years of
		Service Credited
		Under Plan at FAS		Present Value of		Payments During
		Measurement Date		Accumulated Benefit		Last Fiscal Year
Name	Plan Name	(#)		($)		($)
Richard L. Marcantonio	G&K Services Pension Plan	5.00		$68,568		$0
	G&K Services SERP	5.00		$486,545		$0
Jeffrey L. Wright	G&K Services Pension Plan	8.00		$43,587		$0
	G&K Services SERP	8.00		$99,928		$0
Robert G. Wood	G&K Services Pension Plan		(1)		(1)		(1)
	G&K Services SERP		(1)		(1)		(1)
David M. Miller	G&K Services Pension Plan		(2)		(2)		(2)
	G&K Services SERP	1.00		$25,718		$0
Douglas A. Milroy	G&K Services Pension Plan		(3)		(3)		(3)
	G&K Services SERP		(3)		(3)		(3)

(1)	Mr. Wood is not covered by our U.S. qualified and non-qualified retirement plans.

(2)	Mr. Miller does not participate in our pension plan.

(3)	Mr. Milroy does not participate in our pension plan or our SERP.

G&K Services Pension Plan
Our NEOs (with the exception of Mr. Wood and Mr. Milroy) participate in our qualified defined pension plan. Effective December 31, 2006, benefits under this plan were frozen, meaning the accrual of future benefits under the plan was discontinued. Benefits are the greater of the amounts determined under the 1989 pension formula or, if the participant is eligible, under the 1988 Pension Formula.

The 1989 pension formula is 2/3rds of 1% of participant’s average compensation plus one-half of 1% of average compensation in excess of covered compensation, multiplied by benefit accrual service at December 31, 2006 (or termination, if earlier), not to exceed 30.

The 1988 Pension Formula

•	Eligibility – if a participant had an accrued benefit under the pension plan as of December 31, 1988, and the participant was not a “Highly Compensated Employee” during the 1989 plan year, he or she is eligible to continue to earn benefits under the 1988 pension formula until the earliest of December 31, 2006, termination, or the end of the year preceding the plan year in which he or she became a Highly Compensated Employee.

•	Formula – 50% of the participant’s average compensation, less 75% of the estimated primary social security benefit, multiplied by years of benefit accrual service at December 31, 2006 (or termination, if earlier), not to exceed 30, divided by 30.

Compensation generally means wages, salaries, and other amounts earned for services with the company. This includes, among other items, commissions, incentives, bonuses, and pre-tax contributions to the 401(k) plan. This excludes, among other items, deferrals to deferred compensation plans, amounts realized from restricted stock, stock options, and fringe benefits. Average compensation is the average of the five highest consecutive years of compensation out of the ten consecutive years preceding December 31, 2006 (or termination, if earlier). Covered compensation is the average of social security taxable wage bases for the 35-year period ending with the participant’s social security retirement age. An employee attains normal retirement age on the later of the date he or she attains age 65 or the fourth anniversary of the first day of the plan year in which the employee became a participant in the plan. A participant is vested after completing five years of vesting service and is then eligible for vested termination benefits. A vested terminated participant is eligible to commence benefits as early as age 55, in which case, benefits are reduced 6 2/3% for each of the first five years commencement precedes normal retirement age and 3 1/3% for each year thereafter. A participant is eligible for subsidized early retirement benefits if termination occurs after age 60 with at least 30 years of benefit accrual service, in which case, benefits are reduced 3% for each year commencement precedes normal retirement age.

None of the NEOs are currently eligible for subsidized early retirement benefits, although Mr. Marcantonio is eligible to receive the benefits otherwise described in the Change in Control section on page 23 upon certain employment termination events.

The normal payment form is the life only annuity. A variety of other payment forms are available, all equivalent in value if paid over an average lifetime.

The present value of benefits shown in the Pension Benefits Table and the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table is the discounted value of the life only benefit to commence at age 65. The present values were determined using assumptions consistent with those used for G&K Services

Pension Plan financial reporting purposes under SFAS 87 unless otherwise directed by SEC Regulation S-K. Some of those assumptions are as follows:

•	Benefits were assumed to commence at age 65

•	The assumed form of payment was the life only payment form

•	All values were determined as of June 30, 2007 or June 28, 2008 as appropriate

•	The discount rate used to determine values was 6.40% as of June 30, 2007 and 7.20% as of June 28, 2008

•	No pre-retirement mortality, retirement, withdrawal or disability was assumed

Mr. Wood, a Canadian citizen, is not covered by our US pension and SERP plans. Mr. Wood is covered by a defined contribution plan pursuant to which we contribute 2% of his base salary and match his contributions of up to 6% of base salary. The Canadian government sets a limit for total contributions, which for 2008 is $20,000 CAD, to be inflation adjusted each year. If this limit is reached, Mr. Wood is covered by a retirement compensation arrangement, or RCA. Under the RCA, we continue to contribute an amount equal to 2% of Mr. Wood’s salary and match Mr. Wood’s contributions of up to 6% of base pay. One-half of the money contributed to the RCA is held by a trustee and is invested in widely available mutual funds. The other one-half is held by the Canadian government as a refundable tax. One-half of all earnings on funds invested by the trustee are also paid to the Canadian government which are also held as a refundable tax.

G&K Services Supplemental Executive Retirement Plan (SERP)
The NEOs participate in our supplemental non-qualified defined benefit plan. Effective December 31, 2006, benefits under the plan were frozen, meaning the accrual of future benefits under the plan was discontinued.

Benefits under the plan are determined as 50% of average compensation, multiplied by the ratio of benefit accrual service at December 31, 2006 (or termination, if earlier), divided by projected benefit accrual service to age 60 (no less than 30) determined as of December 31, 2006. If, at December 31, 2006, the participant was at least age 60, then the ratio is benefit accrual service at December 31, 2006 (or termination, if earlier), not to exceed 30, divided by 30.

Compensation is generally equal to the compensation used for purposes of our pension plan, but also includes any deferrals the participant made to a deferred compensation plan sponsored by the company. Average compensation is the average of the five highest consecutive years of compensation out of the ten consecutive years preceding December 31, 2006 (or termination, if earlier). An employee attains normal retirement age on the date he or she attains age 65. A participant is vested after completing five years of participation service. A vested terminated participant is eligible to commence benefits as early as age 55. A participant is eligible for early retirement benefits if termination occurs after attainment of age 55 and the participant is vested. In either case, the benefit determined for commencement prior to age 65 is the age 65 benefit, before reduction for our pension plan benefit offset, reduced 3 1/3% for each of the first five years commencement precedes age 65 and 6 2/3% for each year thereafter. This is also reduced by our pension plan benefit as reduced for commencement under the terms of that plan as of the same date.

Mr. Marcantonio is currently eligible for early retirement under our SERP. The monthly life only benefit, if commenced July 1, 2008, would be $4,791.

The normal payment form is the life only annuity. A variety of other payment forms are available, all equivalent in value if paid over an average lifetime. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.

The SERP contains a non-compete provision. If the participant enters into competition with the company during the three year period following termination of employment, benefits under the SERP are forfeited. This provision is waived for participants working with the company beyond age 65.

The present value of benefits shown in the Pension Benefits Table and the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table is the discounted value of the life only benefit to commence at age 65. The present values were determined using assumptions consistent with those used for G&K Services SERP financial reporting purposes under SFAS 87 unless otherwise directed by SEC Regulation S-K. Some of those assumptions are as follows:

•	Benefits were assumed to commence at age 65

•	The assumed form of payment was the life only payment form

•	All values were determined as of June 30, 2007 or June 28, 2008 as appropriate

•	The discount rate used to determine values was 6.30% as of June 30, 2007 and 7.05% as of June 28, 2008

•	No pre-retirement mortality, retirement, withdrawal or disability was assumed

Fiscal Year 2008 Nonqualified Deferred Compensation
G&K’s Deferred Compensation Plan (DEFCO) is a non-qualified plan that provides our executives and NEOs with the opportunity to defer up to 25 percent of base salary and 50 percent of incentive compensation.

Participants’ deferred cash accounts earn a monthly rate of return which tracks the investment return achieved under certain participant-selected investment funds. Participants are eligible to change their investment mix at any time. We credit deferred accounts with additional amounts equal to the value of the matching contributions. At the time of the initial deferral election, participants must also select a distribution date (no later than age 65) and form of payment for normal retirement. Participants may elect to receive distributions in a single payment or installments.

The following table shows contributions to the NEOs’ deferred compensation account in fiscal 2008 and the aggregate amount of deferred compensation as of June 28, 2008:

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings	Aggregate	Aggregate Balance
Name	Last FY ($)(1)	Last FY ($)(2)	in Last FY ($)(3)	Withdrawals/Distributions ($)	($)(4)
Richard L.	124,519	134,182	(10,146)	–	1,144,722
Marcantonio
Jeffrey L. Wright	45,612	42,850	(37,545)	–	569,079
Robert G. Wood	–	–	–	–	N/A
David M. Miller	37,546	32,598	(6,233)	–	117,910
Douglas A. Milroy	108,360	32,982	(599)	–	189,369

(1)	Amounts in this column reflect salary deferrals by the NEO in fiscal year 2008. These amounts are also included in the “Salary” that is reported in the Summary Compensation Table. We match 50% of the NEO’s deferral election up to 10% of both base salary and incentive pay (amounts deferred above 10% are not matched). We make company retirement contributions equal to 2.5% of each NEO’s cash compensation, including pay that exceeds the IRS compensation limit to their DEFCO account. If an NEO’s pay exceeds the IRS compensation limit, we will also make a company retirement contribution equal to 4% of the NEO’s cash compensation over the IRS compensation limit.

(2)	Amounts in this column represent contributions made by G&K during fiscal year 2008. These amounts are also reflected in the “All Other Compensation” that is reported in the Summary Compensation Table.

(3)	The amounts in this column are not included in the Summary Compensation Table because they are not above-market or preferential earnings on deferred compensation. Earnings are based on indexes of widely available mutual funds.

(4)	The aggregate balance column includes the following amounts which were included in the summary compensation table for 2007 and 2008: Mr. Marcantonio – $472,084; Mr. Wright – $168,530; Mr. Miller – $107,682 and Mr. Milroy – $211,265.

Severance
We are required to make certain payments and to extend certain benefits to our NEOs in the event of any termination of our various employment agreements with our NEOs or an NEO’s employment thereunder. Specifically, in the event that an NEO’s employment under the agreement is terminated by us without cause, we must provide to such NEO the following benefits:

•	if the NEO signs and does not revoke a release, we must pay to such NEO, as separation pay, an amount equal to eleven months of such NEO’s monthly base salary in effect as of the actual date of termination, such separation pay being made in weekly payments, subject to the terms of such release; some payment may be subject to a delay of 6 months to comply with tax code section 409A;

•	if such NEO (or any individual receiving group health plan benefits through him or her) is eligible under applicable law to continue participation in our group health plan and elects to do so, we will, for a period of up to 17 months commencing as of the actual date of termination, continue to pay such NEO’s share of the cost of such benefits as if such NEO remained in our continuous employment, but only while such NEO or such person is not eligible for coverage under any other employer’s group health plan;

•	we will, for a period of at least one year commencing as of the actual date of termination, pay directly to the service provider or reimburse such NEO for all reasonable expenses of a reputable outplacement organization selected by such NEO, such payments not to exceed $12,000 in the aggregate;

•	we will pay a lump sum payment equal to six times the monthly automobile allowance; and

•	we will pay to such NEO any unpaid management incentive bonus earned by such NEO and to which such NEO is entitled as of the last day of the fiscal year prior to the actual date of termination, such payment being made in accordance with the terms of the related plan.

No NEO is required to seek other employment. Any NEO’s commencement of employment with another employer will not reduce our obligations to make severance payments.

The table below provides the estimated amounts that would have been triggered for each NEO had there been a termination described above as of June 28, 2008:

		Health	Outplace-
Name	Severance ($)(1)	Benefits ($)(2)	ment ($)(3)	Car ($)(4)	Total ($)
Richard L. Marcantonio	$641,667	$16,120	$12,000	$12,100	$681,887
Jeffrey L. Wright	$316,400	$16,120	$12,000	$9,750	$354,270
Robert G. Wood	$387,940	$16,120	$12,000	$10,651	$426,711
David M. Miller	$282,023	$16,120	$12,000	$9,750	$319,893
Douglas A. Milroy	$279,129	$16,120	$12,000	$9,750	$316,999

(1)	Reflects 11 months of base salary.

(2)	Reflects 17 months of health benefits.

(3)	Outplacement is capped at $12,000.

(4)	Reflects 6 times the monthly car allowance at the following annual rates: Mr. Marcantonio at $24,200, Mr. Wood at $21,500 CAD (converted to US dollars using an exchange rate of .9908), and the remaining NEOs at $19,500.

Change in Control
Following is a discussion of the potential payments under current programs to any of the NEOs in the event of a change in control of the company, followed by a “Change in Control Termination”. At the end of this section is a table indicating the estimated incremental amounts that would have been triggered for each NEO had there been a Change in Control Termination as of June 28, 2008.

The employment agreements address termination due to change in control and for good reason, and provide as follows:

A “Change in Control” occurs when:

•	anyone attains control of 30% of our voting stock;

•	challengers replace a majority of our Board of Directors within two years; or

•	a merger or consolidation with, or disposal of all or substantially all of our assets to, someone other than the company.

A “Change in Control Termination” occurs with respect to the Chairman and CEO when a Change in Control has taken place and the Chairman and CEO then is terminated within two years of the Change in Control either by the employer for any reason other than for cause, or by the Chairman and CEO for any reason. A “Change in Control Termination” occurs with respect to other NEOs when a change in control has taken place and the NEO then is terminated within one year of the change in control either by the employer for any reason other than for cause, or by the NEO for good reason. Good reason is defined following a change in control, with respect to NEOs other than the Chairman and CEO, to include the following:

•	a substantial adverse involuntary change in the NEO’s status or position as an executive with the company;

•	a material reduction by the company in the NEO’s base salary as in effect on the day before the change in control;

•	material adverse change in physical working conditions, interfering with the NEO’s work;

•	a requirement to relocate, other than on intermittent basis, more than 35 miles from corporate headquarters as a condition of employment;

•	failure by the company to obtain from any successor an assumption of the NEO’s employment agreement;

•	attempted termination other than pursuant to the NEO’s employment agreement; or

•	any material breach of the NEO’s employment agreement.

Our Chairman and CEO’s executive employment agreement provides that he may terminate employment for good reason at any time and receive severance benefits, including following a change in control. The definition of good reason in the case of the Chairman and CEO is substantially the same as stated here.

Below is a summary of the benefits provided to the NEOs upon termination of employment due to a change in control, the same being qualified in its entirety by reference to the copies of the related agreements previously filed by us and the summary descriptions included with such filings.

Chairman and CEO	NEOs, other than Chairman and CEO and Sr. VP CFO(1)

In the event Mr. Marcantonio’s employment with us is terminated in connection with a change in control or within two years of any such change in control, we must provide Mr. Marcantonio advance written notice of the date of termination or Mr. Marcantonio may resign, in which case:

•	we will pay Mr. Marcantonio an amount equal to his annual base salary, multiplied by 2.99;

•	we will provide Mr. Marcantonio an amount equal to his full, un-prorated target incentive to which he may have otherwise been entitled, multiplied by 2.99;

•	we will, for a period of at least one year, pay directly or reimburse Mr. Marcantonio for all reasonable outplacement expenses, such payments not to exceed $25,000;

•	we will pay the employer’s share of continued participation in Employer’s group health plan for 18 months;

•	we will pay Mr. Marcantonio a lump sum payment equal to three times the annual automobile allowance if Mr. Marcantonio is then receiving such an allowance;

•	we will provide Mr. Marcantonio financial planning and tax preparation expenses, not to exceed $7,500 per year, or such greater amount as may be determined by our Board of Directors, payable for 18 months; and

•	we will provide Mr. Marcantonio any unpaid management incentive bonus that he had a right to receive on the last day of the prior fiscal year.

Finally, upon the occurrence of a change in control, and without regard to Mr. Marcantonio’s employment status, the following shall occur with respect to any and all economic incentives, including, without limitation, stock options and awards of restricted stock that are owned by Mr. Marcantonio on the date of the change in control:

•	the restrictions set forth in our plan pursuant to which such incentives were granted on all restricted stock awards will lapse immediately as of the date of the change in control;

•	all outstanding options and stock appreciation rights will become exercisable immediately as of the date of the change in control; and

•	all performance criteria for all performance shares will be deemed to be met and payment made immediately as of the date of the change in control.

If any benefits payable would be an “Excess Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), we are required to pay an additional amount sufficient to pay (i) any excise tax under Section 4999 of the Code and (ii) any income taxes and employment taxes and any additional excise tax under Section 4999 of the Code resulting from payments hereunder.

In the event of a change in control of the company and the related termination of an NEO’s employment by such NEO for good reason or by us for any reason or for no reason other than for cause, in each case, prior to the first anniversary of the change in control

•	we will pay the NEO an amount equal to 17 months of such NEO’s base salary, subject to certain limitations;

•	if such NEO (or any individual receiving group health plan benefits through him) is eligible to continue participation in our group health plan and elects to do so, we must, for a period of up to 17 months, continue to pay such NEO’s share of the cost of such benefits as if he remained in our continuous employment, subject to certain limitations;

•	we will, for a period of at least one year, pay directly or reimburse such NEO for all reasonable outplacement expenses, such payments not to exceed $12,000;

•	we will pay the NEO a lump sum payment equal to three times the annual automobile allowance such NEO is then receiving;

•	we will pay for financial planning and tax preparation expenses, not to exceed $5,000 per annum, subject to increase by our Board of Directors, for 17 months; and

•	we will pay any management incentive amounts which such NEO earned, and to which such NEO is entitled as of the last day of the prior fiscal year.

In addition, upon the occurrence of a change in control, and without regard to an NEO’s employment status, but presuming that the NEO remains in our employ on the date of the change in control, the following shall occur with respect to any and all economic incentives, including, without limitation, stock options and awards of restricted stock that are owned by such NEO on the date of the change in control:

•	the restrictions on any previously issued shares of restricted stock will immediately lapse;

•	all outstanding options and stock appreciation rights will become immediately exercisable; and

•	all performance criteria for all performance shares will be deemed to be met and immediate payment made.

If any benefits payable would be an “Excess Parachute Payment”, then payments and benefits will be reduced to the minimum extent necessary so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment, provided that such reduction will be made only if and to the extent that that such reduction would result in an increase in the aggregate payment and benefits provided on an after-tax basis, taking into account any excise tax imposed by Code Section 4999.

(1)	The terms and conditions of Mr. Wright’s employment agreement are substantially the same as described above, except that, among other things, agreements for the other NEOs may be amended or modified by the parties when and as necessary to assure compliance with laws and regulations related to executive compensation and to ensure consistency with company goals and objectives.

The table below provides the estimated incremental amounts that would have been triggered for each NEO had there been a Change in Control Termination as of June 28, 2008:

							LT Stock
							Unvested but
			Health				Deemed
	Severance	Incentive	Benefits	Outplacement		Financial	Vested Upon
Name	($)(1)	Pay ($)(2)	($)(3)	($)(4)	Car ($)(5)	Planning(6)	Termination(7)	Total ($)
Richard L. Marcantonio(8)	$2,093,000	$1,674,400	$17,068	$25,000	$72,600	$7,500	$853,285	$4,742,853
Jeffrey L. Wright(a)	$488,982	N/A	$16,120	$12,000	$58,500	$5,000	$455,847	$1,036,449
Robert G. Wood(a)	$599,544	N/A	$16,120	$12,000	$63,906	$5,000	$310,567	$1,007,137
David M. Miller(a)	$435,853	N/A	$16,120	$12,000	$58,500	$5,000	$334,476	$861,949
Douglas A. Milroy(a)	$431,381	N/A	$16,120	$12,000	$58,500	$5,000	$272,226	$795,227

(1)	Reflects 2.99 times base salary for Mr. Marcantonio; 17 months of base salary for other NEOs.

(2)	Reflects 2.99 times Mr. Marcantonio’s target incentive amount.

(3)	Reflects 18 months for Mr. Marcantonio and 17 months for the remaining NEOs.

(4)	Outplacement is capped at $25,000 for Mr. Marcantonio and $12,000 for the remaining NEOs.

(5)	Reflects 3 times the annual car allowance rates, which are as follows: Mr. Marcantonio at $24,200, Mr. Wood at $21500 CAD (converted to US dollars using an exchange rate of .9908), and the remaining NEOs at $19,500

(6)	Financial planning is capped at $7,500 for Mr. Marcantonio and $5,000 for the remaining NEOs.

(7)	For Stock Options the value was computed for each stock option grant by multiplying (i) the difference between (a) $30.97, the closing market price of a share of our Class A Common Stock on June 27, 2008, the last business day of the year and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option grant. For Restricted Stock, the value was determined by multiplying the number of shares that vest by $30.97, the closing market price of a share of our Class A Common Stock on June 27, 2008, the last business day of the fiscal year.

(8)	Amounts shown for Mr. Marcantonio do not include any amounts payable as a result of any gross-up for excise taxes imposed by Section 4999 of the Code.

(a)	Amounts shown do not reflect any cut-backs in benefits payable per related employment contracts in the event any excise tax becomes payable pursuant to Section 4999 of the Code.

Disability
During any period in which the NEO is “disabled,” the NEO will continue to receive all base salary, benefits, and other compensation. “Disability” means the unwillingness or inability of the NEO to perform the essential functions of the NEO’s position (with or without reasonable accommodation) for a period of 90 days (consecutive or otherwise) within any period of 6 consecutive months. If this occurs, a Notice of Termination will be issued by G&K, and if the NEO has not returned to the full-time performance of his/her duties within 30 days, the thirtieth day after Notice of Termination will be the NEO’s date of termination.

Name	Salary ($)(1)	Benefits($)(2)	Car ($)(3)	Total ($)
Richard L. Marcantonio	408,333	6,638	14,117	429,088
Jeffrey L. Wright	201,346	6,638	10,379	207,984
Robert G. Wood	249,163	6,638	15,149	255,801
David M. Miller	179,469	6,638	10,858	186,107
Douglas A. Milroy	177,627	6,638	9,367	184,265

(1)	Reflects 7 months of base salary (1 month for the notice period plus 6 months pay).

(2)	Reflects 7 months of medical and dental benefits (1 month for the notice period plus 6 months).

(3)	Reflects 7 months of car allowance (1 month for the notice period plus 6 months) for Mr. Marcantionio (only Mr. Marcantonio has transitioned to the car allowance program as of June 28, 2008) and 7 months of car expense for the remaining NEOs.

Compensation Paid to Board Members
During fiscal 2008, we paid each director who was not otherwise employed by us an annual fee of $32,000, along with a $2,000 fee for each meeting of the Board of Directors attended in person ($500 for those attended telephonically), and $1,000 for each committee meeting of the Board of Directors attended in person ($500 for those attended telephonically). We also paid a $20,000 retainer to the Presiding Director, a $10,000 retainer to the Chair of the Audit Committee, and a $5,000 retainer to the Chairs of the Compensation and Governance Committees.

In addition, directors who are not otherwise employed by the company are eligible to participate in the 2006 Equity Incentive Plan. For fiscal 2008, directors were granted 2,400 shares at an option exercise price equal to the market closing price on the date of grant. Each option has a 10-year term and becomes exercisable on the first anniversary of the grant date. Each new director has received a one-time grant of options to purchase 3,000 shares of Class A Common Stock upon his or her initial election to the Board of Directors. Each of the 3,000 share options has a 10-year term and vests in three equal installments on each of the first, second and third anniversaries of the grant date.

Directors also receive an annual stock grant for non-employee directors. For fiscal 2008, the stock grant was 1,200 shares of Class A Common Stock on the first business day of the calendar year.

Each director who is not an employee of the company or one or its subsidiaries is eligible to participate in our Amended and Restated Director Deferred Compensation Plan, under which the non-employee director may elect to defer all or part of his or her Board of Director fees and annual stock grants until the earlier of a specific date identified by the non-employee director or the termination of his or her services as a member of the board for any reason. The amount of any cash compensation deferred by a non-employee director is converted into a number of stock units, determined based upon the average of the closing prices of our Class A Common Stock on the NASDAQ market during the ten business days preceding the relevant valuation date, and is credited to a deferred compensation account maintained in his or her name. Deferred stock grants are converted on a share-for-share basis on the date of deferral and also credited to the non-employee director’s account. The account will be credited with additional stock units, also based on such average market value, upon payment date for any dividends declared on our Class A Common Stock. At the end of the deferral period, the amounts accumulated in the deferred compensation account will be distributed in the form of Class A Common Stock under the 2006 Equity Incentive Plan equal to the number of whole stock units in the account and cash in lieu of any fractional shares (based on such average market value as of the distribution date).

Non-employee directors are not eligible to participate in any company-sponsored pension plan.

We also have in place stock ownership guidelines for our non-employee directors. Specifically, each of our directors is required to own a minimum number of shares equal to three times the directors’ annual base retainer. Once achieved, each director must maintain this ownership level at all times during the director’s tenure with the company.

Director Summary Compensation Table
The following table shows the compensation of the company’s non-employee directors for services in all capacities to us in fiscal 2008, except as otherwise indicated.

						Change in Pension
					Non-Equity	Value and Deferred
	Fees Earned or Paid	Stock	Option		Incentive	Compensation	All Other
Name	in Cash (1) ($)	Awards (2) ($)	Awards		Compensation ($)	Earnings ($)	Compensation ($)		Total ($)
Michael Allen	48,500	45,000	28,200	(3)	N/A	N/A	N/A		121,700
Paul Baszucki	45,000	45,000	28,200	(3)	N/A	N/A	8,572	(7)	126,772
John S. Bronson	53,000	45,000	28,200	(3)	N/A	N/A	N/A		126,200
J. Patrick Doyle	48,000	45,000	38,990	(4)	N/A	N/A	N/A		131,990
Wayne M. Fortun	53,000	45,000	28,200	(3)	N/A	N/A	(12,554	)(8)	113,646
Ernest Mrozek	48,500	45,000	36,415	(5)	N/A	N/A	N/A		129,915
Lenny M. Pippin	72,000	45,000	28,200	(3)	N/A	N/A	(14,383	)(9)	145,200
Alice M. Richter	58,500	45,000	28,200	(3)	N/A	N/A	N/A		131,700
Lynn Crump-Caine	8,400	0	1,049	(6)	N/A	N/A	N/A		9,449

(1)	Includes amounts deferred at the director’s election. As discussed above, directors can elect to defer all or part of their compensation. See discussion above under the section titled “Compensation Paid to Board Members.”

(2)	Shown is the expense recognized in our financial statements for fiscal 2008 under FAS 123(R) for 1,200 shares of stock awarded to each director on January 2, 2008. Accounting estimates of forfeitures are not included in these figures. Includes amounts deferred at the director’s election. Mr. Pippin elected to defer his fiscal 2008 stock grant of 2,400 shares (see discussion above under the section titled “Compensation Paid to Board Members”).

(3)	Shown is the expense recognized in our financial statements for fiscal 2008 under FAS 123(R) for annual grants of 2,400 stock options awarded on January 2, 2008, which was allocated to service provided during fiscal 2008 for Messrs Allen, Baszucki, Bronson, Fortun and Pippin, and Ms. Richter. Accounting estimates of forfeitures are not included in these figures.

(4)	Shown is the expense recognized in our financial statements for fiscal 2008 under FAS 123(R) for annual grants of 2,400 stock options awarded January 2, 2008 plus the initial grant of 3,000 stock options awarded September 1, 2005, which was allocated to service provided by Mr. Doyle during fiscal 2008. Accounting estimates of forfeitures are not included in these figures.

(5)	Shown is the expense recognized in our financial statements for fiscal 2008 under FAS 123(R) for annual grants of 2,400 stock options awarded January 2, 2008, plus the initial grant of 3,000 stock options awarded February 21, 2005, which was allocated to service provided by Mr. Mrozek during fiscal 2008. Accounting estimates of forfeitures are not included in these figures.

(6)	Shown is the expense recognized in our financial statements for fiscal 2008 under FAS 123(R) the initial grant of 3,000 stock options awarded May 20, 2008, which was allocated to service provided by Ms. Crump-Caine during fiscal 2008. Accounting estimates of forfeitures are not included in these figures.

(7)	Includes interest earned on fee amounts deferred by Mr. Baszucki.

(8)	Includes market loss on 500 shares of stock and fees deferred by Mr. Fortun on January 2, 2006.

(9)	Includes market loss on 2,400 shares of stock deferred by Mr. Pippin (1,200 shares deferred on January 2, 2007 and 1,200 shares deferred on January 2, 2008).

PROPOSAL NUMBER 2:

To Ratify the Appointment of Independent Auditors

Our Board of Directors and management are committed to the quality, integrity and transparency of the company’s financial reports. Independent auditors play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent auditors for the 2009 fiscal year. A representative of Ernst & Young LLP will attend this year’s annual meeting and will be available to respond to appropriate questions from shareholders, and also will have the opportunity to make a statement if he or she desires to do so.

If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Ernst & Young LLP by the shareholders, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, if the Audit Committee determines that such a change would be in our best interests.

Fees Billed to Company by Auditors:
Set forth below are the fees billed by Ernst & Young LLP for the fiscal years ended June 28, 2008 and June 30, 2007:

	Fiscal Year	Fiscal Year
	Ended	Ended
	June 28, 2008	June 30, 2007
Audit Fees(1)	$671,085	$688,800
Audit-Related Fees(2)	9,500	16,200
Tax Fees(3)	217,406	376,159
All Other Fees	0	0

Total	$897,991	$1,081,159

(1)	Represents amounts related to the audit of our annual consolidated financial statements and the review of our consolidated financial statements included in our quarterly reports on Form 10-Q. For fiscal years 2008 and 2007, this amount also includes fees for an internal control review pursuant to Section 404 of the Sarbanes- Oxley Act of 2002.

(2)	Represents amounts reasonably related to the performance of the audit or review of our consolidated financial statements which are not reported under the Audit Fees category.

(3)	Represents fees related to tax compliance services and fees related to tax planning services.

The Audit Committee of our Board of Directors has reviewed the services described in footnotes (2) and (3) above provided by Ernst & Young LLP as well as the amounts billed for such services, and after consideration has determined that the receipt of these fees by Ernst & Young LLP is compatible with the provision of independent audit services. The Audit Committee has discussed these services and fees with Ernst & Young LLP and management to determine that they are appropriate under applicable rules and regulations.

Pre-Approval Policy
All services performed by Ernst & Young LLP have been pre-approved in accordance with the Audit Committee charter. The charter provides that all audit and non-audit accounting services that are permitted to be performed by our independent accountant under applicable rules and regulations must be pre-approved by the Audit Committee or by designated independent members of the Audit Committee, other than with respect to de minimus exceptions permitted under Section 202 of the Sarbanes-Oxley Act of 2002.

Prior to or as soon as practicable following the beginning of each fiscal year, a description of audit, audit-related, tax, and other services expected to be performed by Ernst & Young LLP in the following fiscal year is presented to the Audit Committee for approval. Following such approval, any requests for audit, audit-related, tax, and other services not presented and pre-approved must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more members of the Audit Committee who are independent directors. In the event such authority is so delegated, the full Audit Committee must be updated at the next regularly scheduled meeting with respect to any services that were granted specific pre-approval by delegation. During the fiscal year 2008 the Audit Committee has functioned in conformance with these procedures.

GOVERNANCE OF THE COMPANY

Board of Directors and Committees

Board of Directors
Our Board of Directors held five meetings during fiscal 2008, all of which were held in person. We have established certain committees of our Board of Directors, as follows: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees of the board on which such director served during the 2008 fiscal year. On August 25, 2005, the Board of Directors created the position of Presiding Director and elected Mr. M. Lenny Pippin to serve in that capacity. Chosen from among the board’s independent directors, the Presiding Director’s primary responsibility is to ensure that the board functions independently of management and that proper communication is maintained among management and the board’s independent directors.

Director Attendance at Annual Meetings of Shareholders
We do not have a formal policy with respect to attendance by board members at the annual meeting of shareholders, but all directors are encouraged to attend, and we attempt to coordinate scheduling of our annual meeting of shareholders to accommodate attendance by directors. All of our directors attended our fiscal 2007 annual meeting of shareholders.

Independence
With the exception of Mr. Marcantonio, all of the members of our Board of Directors are independent within the meaning of applicable Nasdaq and SEC rules. When considering the independence of directors, the Board of Directors determined the following relationships did not impair the independence of the directors noted: Mr. Doyle is President of Domino’s Pizza U.S.A., which is a customer of the company; Mr. Fortun is President and Chief Operating Officer of Hutchinson Technology, Inc., which is a customer of the company; and Mr. Pippin was President and Chief Executive Officer of The Schwan Food Company, which is a customer of the company.

All of these transactions were conducted on arms length terms in the ordinary course of business. The amounts involved with these transactions represent less than one percent of the revenues of the entities involved.

Corporate Governance Committee
We have established a Corporate Governance Committee of the Board of Directors comprised solely of “independent directors” (as defined by applicable rules and regulations of the Securities Exchange Commission, Nasdaq and other relevant regulatory bodies), at least one of whom also serves on the Compensation Committee of the board. The primary role of the Corporate Governance Committee is to monitor the effectiveness of the board in carrying out certain responsibilities, and to review annually the performance of the company’s Chief Executive Officer and the operation of the full Board of Directors (including its Chair and its various committees). In addition, the Corporate Governance Committee presents qualified director candidates to the full board and considers qualified nominees recommended by shareholders.

The Corporate Governance Committee, which presently consists of Chair M. Lenny Pippin, Messrs. Baszucki and Bronson, held six meetings during fiscal 2008, four of which were held in person and two of which were conducted by telephone, and did not take action by written consent. Our Board of Directors has adopted a written charter for the Corporate Governance Committee, a copy of which is available at our website at http://www.gkservices.com.

The Corporate Governance Committee has one member in common with the Compensation Committee. The Chair and members of the Corporate Governance Committee are appointed annually by the Board of Directors at the annual organizational meeting of the board.

The Governance Committee is responsible for monitoring the effectiveness of our Board of Directors in carrying out its responsibilities to:

•	represent and protect the interests of shareholders;

•	assure appropriate board composition;

•	choose a Chief Executive Officer and assess his or her performance;

•	assure that succession plans for senior management are developed and implemented;

•	provide general advice and counsel to management of the company;

•	review and approve strategic plans; and

•	have board meetings that are well organized, focus on strategic issues, encourage open and frank discussion, and provide useful contributions from the board members.

Audit Committee
We have established an Audit Committee of the Board of Directors which assists the Board of Directors in fulfilling certain oversight responsibilities and consists solely of independent directors. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available at our website at http://www.gkservices.com. As set forth in the charter, the primary responsibilities of the Audit Committee include: (i) serving as an independent and objective party to monitor our financial reporting process and internal control system; (ii) reviewing and appraising the audit results of our independent auditors and internal audit department; and (iii) providing an open avenue of communication among the independent auditors, financial and senior management, the internal audit department, and our Board of Directors. The charter also requires that the Audit Committee appoint our independent auditors and review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent auditors, other than services falling within the de minimus exceptions permitted under Section 202 of the Sarbanes-Oxley Act of 2002.

The Audit Committee, which presently consists of Chair Alice M. Richter, Ms. Crump-Caine , and Mr. Mrozek held nine meetings during fiscal 2008, four of which were held in person and five of which were conducted via telephone, and did not take action by written consent. The Audit Committee met and held discussions with financial management and representatives from Ernst & Young LLP prior to the public release of earnings information for each of our completed fiscal periods, and prior to each quarterly report on Form 10-Q and annual report on Form 10-K being filed with the Securities and Exchange Commission.

Our Board of Directors has determined that two members of the Audit Committee, specifically Ms. Richter and Mr. Mrozek, are “Audit Committee Financial Experts” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. In addition, each member of the Audit Committee (including Ms. Richter and Mr. Mrozek) is an “independent director,” as such term is defined in Rule 4200(a)(15) of Nasdaq’s listing standards, and meets the criteria for independence set forth in Rule 4350(d)(2) of Nasdaq’s listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Our Board of Directors has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

Compensation Committee
The Compensation Committee of the Board of Directors, which presently consists of Chair Wayne M. Fortun and Messrs. Bronson and Doyle, held six meetings during fiscal 2008, all but one of which was held in person. All members of the Compensation Committee are independent directors within the meaning of Nasdaq’s Rule 4200(a)(15) and “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended. The Compensation Committee reviews our remuneration policies and practices and makes recommendations to our board in connection with all compensation matters affecting our executive officers. Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available at our website at http://www.gkservices.com.

Ability of Shareholders to Communicate with the Company’s Board of Directors
We have established means for shareholders and others to communicate with our Board of Directors. If a shareholder wishes to address a matter regarding our financial statements, accounting practices or internal controls, the matter should be submitted in writing addressed to the Chair of the Audit Committee in care of the Corporate Secretary at our headquarters address. If the matter relates to our governance practices, business ethics or corporate conduct, it should be submitted in writing addressed to the Chair of the Corporate Governance Committee in care of the Corporate Secretary at our headquarters address. If a shareholder is unsure where to direct a communication, the shareholder may direct it in writing to the Chair of the Board of Directors, or to any one of the independent directors of the company, in care of the Corporate Secretary at our headquarters address. As appropriate, these shareholder communications will be forwarded by the Corporate Secretary to the appropriate addressee.

Report of the Audit Committee

The Audit Committee has reviewed our audited consolidated financial statements for the last fiscal year, and has discussed them with management and the independent registered public accounting firm.

Specifically, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the auditors their independence, including a consideration of the compatibility of non-audit services with such independence.

The Audit Committee, based on the review and discussions described above with management and Ernst & Young LLP, has recommended to our Board of Directors, which adopted this recommendation, that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal 2008 for filing with the Securities and Exchange Commission.

As reported:

Alice M. Richter
Lynn Crump-Caine
Ernest J. Mrozek

The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was during fiscal 2008 an officer, former officer or employee of the company or any of its subsidiaries. During fiscal 2008, no executive officer of the company served as a member of (i) the compensation committee of another entity, one of whose executive officers served on the compensation committee of our Board of Directors, (ii) the board of directors of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors, or (iii) the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our Board of Directors.

Consideration of Director Candidates
The Corporate Governance Committee, together with the Chairman of the Board of Directors and other directors, recruits director candidates and presents qualified candidates to the full Board of Directors for consideration. At each annual shareholders’ meeting, the Board of Directors proposes to the shareholders a slate of nominees for election or re-election to the board. Shareholders may propose director nominees for consideration by the Corporate Governance Committee by submitting a recommendation in writing to the Chair of the Corporate Governance Committee, in care of the company’s Corporate Secretary at the company’s headquarters address. We use third party search firms to locate and evaluate qualified candidates.

Ms. Crump-Caine’s nomination as a director was recommended by the following: independent directors, the Chief Executive Officer and a third-party search firm.

Qualified director candidates, whether identified by shareholders or otherwise, will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Corporate Governance Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, overall board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating board nominees. If the Corporate Governance Committee approves a candidate for further review following an initial screening, the Corporate Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with at least a majority of the members of the Corporate Governance Committee, along with the Chairman of the Board of Directors and the company’s Chairman and CEO. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Corporate Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including personal integrity, and concern for the company’s success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in the company’s good corporate citizenship and image, time available for meetings and consultation on company matters, and willingness to assume broad, fiduciary responsibility.

Shareholders who wish to nominate a candidate for election to the Board of Directors at the annual meeting must comply with our advance notice by-law described elsewhere in this proxy statement.

Code of Business Conduct and Ethics
We have adopted a Code of Conduct for our Board of Directors and a Code of Ethical Conduct for Senior Executives and Financial Managers. The latter of these codes, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. These codes are posted on our website at http://www.gkservices.com. We intend to promptly disclose on our website amendments to certain provisions of these codes, and any waivers of provisions of these code required to be disclosed under the rules of the SEC or NASDAQ.

Voting Securities and Principal Holders Thereof
The following table sets forth, as of September 19, 2008, the record date for the annual meeting, certain information with regard to the beneficial ownership of our common stock and the voting power resulting from the ownership of such stock by (i) all persons known by us to be the owner, of record or beneficially, of more than 5% of our outstanding common stock, (ii) each of our directors and each of the nominees for election to our Board of Directors, (iii) each Named Executive Officer, and (iv) all executive officers and directors as a group, without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the address of each of the following persons is 5995 Opus Parkway, Minnetonka, Minnesota 55343.

	Class A Common Stock
	Number of	Percent
Name of Beneficial Owner(1)	Shares	of Class
Marcantonio, Richard L.(2)	258,325	1.36%
Wright, Jeffrey L.(3)	95,450	*
Wood, Robert G.(4)	59,583	*
Miller, David M.(5)	35,636	*
Milroy, Douglas A.(6)	23,623	*
Dietz, Thomas J.(7)	11,645	*
Baszucki, Paul(8)	18,800	*
Fortun, Wayne M.(9)	22,535	*
Pippin, M. Lenny(10)	12,800	*
Bronson, John S.(11)	11,800	*
Richter, Alice M.(12)	11,300	*
Doyle, J. Patrick(13)	9,800	*
Mrozek, Ernest J.(14)	9,800	*
Cotter, Jeffrey L.(15)	3,737	*
Crump-Caine, Lynn(16)	—	—
All executive officers and directors as a group (15 persons)	584,834	3.08%
T. Rowe Price Associates, Inc.(17) 100 East Pratt Street Baltimore, MD 21202	1,978,770	10.43%
Dimensional Fund Advisors, Inc.(17) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	1,737,387	9.16%
Barclays Global Investors NA(17) 45 Fremont Street San Francisco, CA 94105	1,297,497	6.84%
Cooke & Bieler LP(17) 1700 Market Street Suite 3222 Philadelphia, PA 19103	1,053,105	5.55%

*	Indicates an amount less than 1%.

(1)	Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2)	Includes 191,194 shares subject to stock options that are exercisable within the next 60 days and 20,376 shares of unvested restricted stock.

(3)	Includes 60,495 shares subject to stock options that are exercisable within the next 60 days and 11,033 shares of unvested restricted stock.

(4)	Includes 34,822 shares subject to stock options that are exercisable within the next 60 days and 7,750 shares of unvested restricted stock.

(5)	Includes 19,092 shares subject to stock options that are exercisable within the next 60 days and 9,114 shares of unvested restricted stock.

(6)	Includes 5,128 shares subject to stock options that are exercisable within the next 60 days and 7,512 shares of unvested restricted stock.

(7)	Includes 5,584 shares subject to stock options that are exercisable within the next 60 days and 2,520 shares of unvested restricted stock.

(8)	Includes 10,900 shares subject to stock options that are exercisable within the next 60 days.

(9)	Includes 10,900 shares subject to stock options that are exercisable within the next 60 days.

(10)	Includes 9,900 shares subject to stock options that are exercisable within the next 60 days.

(11)	Includes 7,900 shares subject to stock options that are exercisable within the next 60 days.

(12)	Includes 7,900 shares subject to stock options that are exercisable within the next 60 days.

(13)	Includes 6,900 shares subject to stock options that are exercisable within the next 60 days.

(14)	Includes 6,900 shares subject to stock options that are exercisable within the next 60 days.

(15)	Includes 1,155 shares subject to stock options that are exercisable within the next 60 days and 2,376 shares of unvested restricted stock.

(16)	No shares stock options are exercisable within the next 60 days.

(17)	Based solely upon the most recent report filed with the Securities and Exchange Commission pursuant to Rule 13f-1 of the Securities Exchange Act of 1934, as amended.

The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family, or held in trust for any other person, including family members, or held by a family limited partnership or foundation.

Certain Transactions
Our board reviews and approves any transactions with related parties in which the related person has or will have a material direct or indirect interest. Our board’s related review and approval policies are not in writing, but in conducting such reviews and approving such transactions, among other things, our board considers the type of transaction proposed, appropriate regulatory requirements, the monetary value of the transaction, the nature of the goods and/or services involved and whether the transaction may influence the related person’s ability to exercise independent business judgment when conducting the company’s business and affairs.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq Global Select Market. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to the company, or written representations that no Forms 5 were required, we believe that during fiscal 2008, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

Proposals of Shareholders for the 2009 Annual Meeting

Rule 14a-8
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2009 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. We must receive all submissions no later than June 12, 2009. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Advance Notice Provision
Our bylaws also have an advance notice procedure that shareholders must comply with to bring business before an annual meeting of shareholders, including the nomination of directors. The advance notice procedure requires that a shareholder interested in presenting a proposal for action at an annual meeting of shareholders must deliver a written notice of the proposal, together with certain specified information relating to such shareholder’s stock ownership, identity and other matters, to our Corporate Secretary at least 120 days in advance of the date that our proxy statement was released to shareholders in connection with the previous year, or if no annual meeting was held, or if the date of the annual meeting has changed by more than 30 days from the date contemplated at the time of the previous years proxy statement, the notice must be received not less than 120 days in advance of the first date that the solicitation was made. We currently contemplate mailing our 2008 proxy statement to our shareholders in early October 2008. Therefore, proposals need to be submitted in accordance with the foregoing by June 12, 2009.

Due to the complexity of the respective rights of the shareholders and the company under Rule 14a-8 and the advance notice provision, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted to the company by certified mail, return receipt requested.

Discretionary Proxy Voting Authority/
Untimely Shareholder Proposals
Rule 14a-4 promulgated under the Securities and Exchange Act of 1934 governs the company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in the company’s proxy statement. As set forth above, shareholders must comply with the advance notice procedure in our by-laws if they are to submit a proposal for consideration at our annual meeting. We do not intend to entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our bylaws. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination.

Shareholders Sharing an Address
Shareholders sharing an address with another shareholder may receive only one copy of our annual report and proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate annual report or set of proxy materials now or in the future may write us to request a separate copy of these materials from Investor Relations, G&K Services, Inc. 5995 Opus Parkway, Minnetonka, MN 55343, or by calling Investor Relations, at (952) 912-5500. Any shareholders sharing an address with another shareholder can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies of annual reports or proxy statements by contacting us as set forth above.

Annual Report on Form 10-K
A copy of our Form 10-K for the fiscal year ended June 28, 2008, as filed with the SEC, including the financial statements, schedules and list of exhibits, and any exhibit specifically requested, will be furnished without charge to any shareholder upon written request. Please write or call our Director of Investor Relations at the following address or telephone number: G&K Services, Inc., 5955 Opus Parkway, Minnetonka, Minnesota 55343; phone (952) 912-5000. You may also access a copy of our Form 10-K on both our web site at http://www.gkservices.com and the SEC’s web site at http://www.sec.gov.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 13, 2008
Our proxy statement and 2008 Annual Report are available at www.gkservices.com.

Directions to the Meeting
You may request directions to the annual meeting by writing or calling our Director of Investor Relations at the following address or telephone number: G&K Services, Inc., 5955 Opus Parkway, Minnetonka, Minnesota 55343; phone (952) 912-5000.

Solicitation
We will bear the cost of preparing, assembling and mailing the proxy, proxy statement, annual report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition officers and regular employees of the company may solicit proxies personally, by telephone, by special letter, or via the Internet.

Our Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
G&K Services, Inc.

Jeffrey L. Cotter
Vice President, General Counsel and Corporate Secretary

G&K SERVICES, INC.
5995 OPUS PARKWAY
MINNETONKA, MN 55343
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by G&K Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to G&K Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GKSRV1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

G&K SERVICES, INC.		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
PROPOSALS 1 AND 2.
		☐	☐	☐
Vote on Directors

1.	Proposal to elect three Class I directors for a term of
three years.

Nominees:

01) Lynn Crump-Caine
02) J. Patrick Doyle
03) M. Lenny Pippin

Vote on Proposal						For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP, Independent Registered Public Accounting Firm, as our independent auditors for fiscal 2009.					☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Shareholder must sign exactly as the name appears above. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on November 13, 2008. Our proxy statement and annual report are available at www.gkservices.com

G&K SERVICES, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
November 13, 2008
          The undersigned, a shareholder of G&K Services, Inc., hereby appoints Richard L. Marcantonio and Jeffrey L. Cotter, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual shareholders’ meeting of G&K Services, Inc. to be held at the Marquette Hotel, 710 Marquette Avenue, Universe Meeting Room, 50th Floor, IDS Building, Minneapolis, Minnesota, 55402, on Thursday, November 13, 2008, at 10:00 a.m. Central Standard Time, and at any and all adjournments and postponements thereof, with all the powers which the undersigned would possess if personally present.
          The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
         When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director and FOR ratification of the appointment of auditors and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.
(Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)